UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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THE KROGER CO.
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Notice of 2021 Annual Meeting of Shareholders
Fellow Kroger Shareholders:
We are pleased to invite you to join us for Kroger’s 2021 Annual Meeting of Shareholders on June 24, 2021 at 11:00 a.m. eastern time. Due to the public health impact of COVID-19, the 2021 Annual Meeting of Shareholders will be a completely virtual meeting conducted via webcast. You will be able to participate in the virtual meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/KR2021.

When:	Thursday, June 24, 2021, at 11:00 a.m. eastern time.

Where:	Webcast at www.virtualshareholdermeeting.com/KR2021

Items of Business:	1.	To elect 10 director nominees.
	2.	To approve our executive compensation, on an advisory basis.
	3.	To ratify the selection of our independent auditor for fiscal year 2021.
	4.	To vote on one shareholder proposal, if properly presented at the meeting.
	5.	To transact other business as may properly come before the meeting.

Who can Vote:	Holders of Kroger common shares at the close of business on the record date April 26, 2021 are entitled to notice of and to vote at the meeting.

How to Vote:	Your vote is important! Please vote your proxy in one of the following ways:

	1.	Via the internet, by visiting www.proxyvote.com.
	2.	By telephone, by calling the number on your proxy card, voting instruction form, or notice.
	3.	By mail, by marking, signing, dating, and mailing your proxy card if you requested printed materials, or your voting instruction form. No postage is required if mailed in the United States.
	4.	By mobile device, by scanning the QR code on your proxy card, notice of internet availability of proxy materials, or voting instruction form.
	5.	By voting electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/KR2021.

Attending the Meeting:
Shareholders holding shares at the close of business on the record date may attend the virtual meeting. You will be able to attend the Annual Meeting, vote and submit your questions in advance of and real-time during the meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/KR2021. To participate in the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive the proxy materials by mail. You will not be able to attend the Annual Meeting in person.

We appreciate your continued confidence in Kroger, and we look forward to your participation in our virtual meeting.
May 13, 2021 Cincinnati, Ohio	By Order of the Board of Directors, Christine S. Wheatley, Secretary

Proxy Statement
May 13, 2021
We are providing this notice, proxy statement, and annual report to the shareholders of The Kroger Co. (“Kroger”, “we”, “us”, “our”) in connection with the solicitation of proxies by the Board of Directors of Kroger (the “Board”) for use at the Annual Meeting of Shareholders to be held on June 24, 2021, at 11:00 a.m. eastern time, and at any adjournments thereof. The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/KR2021. There is no physical location for the Annual Meeting of Shareholders.
Our principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Our telephone number is 513-762-4000. This notice, proxy statement, and annual report, and the accompanying proxy card were first furnished to shareholders on May 13, 2021.
Why are you holding a virtual meeting?
In light of the COVID-19 pandemic, for the safety of all of our shareholders, associates, and community, our 2021 Annual Meeting is being held on a virtual-only basis with no physical location. Our goal for the Annual Meeting is to enable the broadest number of shareholders to participate in the meeting, while providing substantially the same access and exchange with the Board and Management as an in-person meeting. We believe that we are observing best practices for virtual shareholder meetings, including by providing a support line for technical assistance and addressing as many shareholder questions as time allows.
Who can vote?
You can vote if, as of the close of business on April 26, 2021, you were a shareholder of record of Kroger common shares.
Who is asking for my vote, and who pays for this proxy solicitation?
Your proxy is being solicited by Kroger’s Board of Directors. Kroger is paying the cost of solicitation. We have hired D.F. King & Co., Inc., a proxy solicitation firm, to assist us in soliciting proxies and we will pay them a fee estimated not to exceed $17,500, plus reasonable expenses for the solicitation.
We also will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to beneficial owners of our common shares.
Proxies may be solicited personally, by telephone, electronically via the Internet, or by mail.
Who are the members of the Proxy Committee?
Anne Gates, W. Rodney McMullen, and Ronald L. Sargent, all Kroger Directors, are the members of the Proxy Committee for our 2021 Annual Meeting.
How do I vote my proxy?
You can vote your proxy in one of the following ways:
1.	Via the internet, by visiting www.proxyvote.com.
2.	By telephone, by calling the number on your proxy card, voting instruction form, or notice.
3.	By mail, by marking, signing, dating, and mailing your proxy card if you requested printed materials, or your voting instruction form. No postage is required if mailed in the United States.
4.	By mobile device, by scanning the QR code on your proxy card, notice of internet availability of proxy materials, or voting instruction form.
5.	By voting electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/KR2021.
How can I participate and ask questions at the Annual Meeting?
We are committed to ensuring that our shareholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. In order to submit a question at the Annual Meeting, you will need your 16-digit control number that is printed on the Notice or proxy card that you received in the mail, or via email if you have elected to receive material electronically. You may log in 15 minutes before the start of the Annual Meeting and submit questions online. You will be able to submit questions during the Annual

Meeting as well. We encourage you to submit any question that is relevant to the business of the meeting. Questions asked during the Annual Meeting will be read and addressed during the meeting. Shareholders are encouraged to log into the webcast at least 15 minutes prior to the start of the meeting to test their Internet connectivity. You may also submit questions in advance of the meeting via the internet at www.proxyvote.com when you vote your shares.
What documentation must I provide to be admitted to the virtual Annual Meeting and how do I attend?
If your shares are registered in your name, you will need to provide your sixteen-digit control number included on your Notice or your proxy card (if you receive a printed copy of the proxy materials) in order to be able to participate in the meeting. If your shares are not registered in your name (if, for instance, your shares are held in “street name” for you by your broker, bank or other institution), you must follow the instructions printed on your Voting Instruction Form. In order to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/KR2021 at least 15 minutes prior to the start of the Annual Meeting to provide time to register and download the required software, if needed. The webcast replay will be available at www.virtualshareholdermeeting.com/KR2021 until the 2022 Annual Meeting of Shareholders. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.
What if I have technical or other “IT” problems logging into or participating in the Annual Meeting webcast?
We have provided a toll-free technical support “help line” that can be accessed by any shareholder who is having challenges logging into or participating in the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the virtual Annual Meeting login page.
What documentation must I provide to vote online at the Annual Meeting?
If you are a shareholder of record and provide your sixteen-digit control number when you access the meeting, you may vote all shares registered in your name during the Annual Meeting webcast. If you are not a shareholder of record as to any of your shares (i.e., instead of being registered in your name, all or a portion of your shares are registered in “street name” and held by your broker, bank or other institution for your benefit), you must follow the instructions printed on your Voting Instruction Form.
How do I submit a question at the Annual Meeting?
If you would like to submit a question during the Annual Meeting, once you have logged into the webcast at www.virtualshareholdermeeting.com/KR2021, simply type your question in the “ask a question” box and click “submit”. You may also submit questions in advance of the meeting via the internet at www.proxyvote.com when you vote your shares.
When should I submit my question at the Annual Meeting?
Each year at the Annual Meeting, we hold a question-and-answer session following the formal business portion of the meeting during which shareholders may submit questions to us. We anticipate having such a question-and-answer session at the 2021 Annual Meeting. You can submit a question up to 15 minutes prior to the start of the Annual Meeting and up until the time we indicate that the question-and-answer session is concluded. However, we encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner. You may also submit questions in advance of the meeting via the internet at www.proxyvote.com when you vote your shares.
Can I change or revoke my proxy?
The common shares represented by each proxy will be voted in the manner you specified unless your proxy is revoked before it is exercised. You may change or revoke your proxy by providing written notice to Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202, by executing and sending us a subsequent proxy, or by voting your shares while logged in and participating in the 2021 Annual Meeting of Shareholders.

How many shares are outstanding?
As of the close of business on April 26, 2021, the record date, our outstanding voting securities consisted of 757,100,868 common shares.
How many votes per share?
Each common share outstanding on the record date will be entitled to one vote on each of the 10 director nominees and one vote on each other proposal. Shareholders may not cumulate votes in the election of directors.
What voting instructions can I provide?
You may instruct the proxies to vote “For” or “Against” each proposal, or you may instruct the proxies to “Abstain” from voting.
What happens if proxy cards or voting instruction forms are returned without instructions?
If you are a registered shareholder and you return your proxy card without instructions, the Proxy Committee will vote in accordance with the recommendations of the Board.
If you hold shares in street name and do not provide your broker with specific voting instructions on proposals 1, 2, and 4, which are considered non-routine matters, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 3, ratification of auditors, is considered a routine matter and, therefore, your broker may vote your shares according to your broker’s discretion.
The vote required, including the effect of broker non-votes and abstentions for each of the matters presented for shareholder vote, is set forth below.
What are the voting requirements and voting recommendation for each of the proposals?
Proposals	Board Recommendation	Voting Approval Standard	Effect of Abstention	Effect of broker Non-vote
No. 1 Election of Directors	FOR each Director Nominee	More votes “FOR” than “AGAINST” since an uncontested election	No Effect	No Effect
No. 2 Advisory Vote to Approve Executive Compensation	FOR	Affirmative vote of the majority of shares participating in the voting	No Effect	No Effect
No. 3 Ratification of Independent Auditors	FOR	Affirmative vote of the majority of shares participating in the voting	No Effect	Not Applicable
No. 4 Shareholder Proposal	AGAINST	Affirmative vote of the majority of shares participating in the voting	No Effect	No Effect
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 24, 2021

The Notice of 2021 Annual Meeting, Proxy Statement and 2020 Annual Report and the means to vote by internet are available at www.proxyvote.com.

Kroger’s Corporate Governance Practices
Kroger is committed to strong corporate governance. We believe that strong governance builds trust and promotes the long-term interests of our shareholders. Highlights of our corporate governance practices include the following:
Board Governance Practices
✔	Strong Board oversight of enterprise risk.
✔	All director nominees are independent, except for the CEO.
✔	All five Board committees are fully independent.
✔	Robust code of ethics.
✔	Annual evaluation of the Chairman and CEO by the independent directors, led by the independent Lead Director.
✔	Annual Board and committee self-assessments.
✔	Commitment to Board refreshment and diversity, with 4 of 10 director nominees being women, including the chairs of the Audit, Financial Policy, and Public Responsibilities Committees.
✔	Regular executive sessions of the independent directors, at the Board and committee level.
✔	Strong independent Lead Director with clearly defined role and responsibilities.
✔	High degree of Board interaction with management to ensure successful oversight and succession planning.
Shareholder Rights
✔	All directors are elected annually with a simple majority standard for all uncontested director elections and by plurality in contested director elections.
✔	No poison pill (shareholder rights plan).
✔	Shareholders have the right to call a special meeting.
✔	Regular engagement with shareholders to understand their perspectives and concerns on a broad array of topics, including corporate governance matters.
✔	Responsive to shareholder feedback.
✔
Adopted proxy access for director nominees, enabling a shareholder, or group of up to 20 shareholders, holding 3% of the Company’s common shares for at least three years to nominate candidates for the greater of two seats or 20% of board nominees.

Compensation Governance
✔	Pay program tied to performance and business strategy.
✔	Majority of pay is long-term and at-risk with no guaranteed bonuses or salary increases.
✔	Stock ownership guidelines align executive and director interests with those of shareholders.
✔	Prohibition on all hedging, pledging, and short sales of Kroger securities by directors and executive officers.
✔	No tax gross-up payments to executives.

Proposals to Shareholders
Item No. 1. Election of Directors
You are being asked to elect 10 director nominees for a one-year term. The Board of Directors recommends that you vote FOR the election of all director nominees.
As of the date of this proxy statement, Kroger’s Board of Directors consists of 11 members. All 10 nominees, if elected at the 2021 Annual Meeting, will serve until the annual meeting in 2022, or until their successors have been elected by the shareholders or by the Board pursuant to Kroger’s Regulations, and qualified. The Board has not nominated Susan Kropf for re-election as she has reached her retirement date under the Company’s Guidelines on Issues of Corporate Governance (the “Guidelines”), which includes a policy that a director’s normal retirement occurs at the Annual Meeting of Shareholders following the year in which the director reaches the age of 72.
Kroger’s Articles of Incorporation provide that the vote required for election of a director nominee by the shareholders, except in a contested election or when cumulative voting is in effect, is the affirmative vote of a majority of the votes cast for or against the election of a nominee.
The experience, qualifications, attributes, and skills that led the Corporate Governance Committee and the Board to conclude that the following individuals should serve as directors are set forth opposite each individual’s name. The committee memberships stated below are those in effect as of the date of this proxy statement.
Nominees for Directors for Terms of Office Continuing until 2022
Nora A. Aufreiter Age 61 Director Since 2014 Committees: Financial Policy Public Responsibilities*
Ms. Aufreiter is Director Emeritus of McKinsey & Company, a global management consulting firm. She retired in June 2014 after more than 27 years with McKinsey, most recently as a director and senior partner. During that time, she worked extensively in the U.S., Canada, and internationally with major retailers, financial institutions, and other consumer-facing companies. Before joining McKinsey, Ms. Aufreiter spent three years in financial services working in corporate finance and investment banking. She is a member of the Board of Directors of The Bank of Nova Scotia. She is also on the board of a privately held company, Cadillac Fairview, a subsidiary of Ontario Teachers Pension Plan, which is one of North America’s largest owners, operators, and developers of commercial real estate. Ms. Aufreiter also serves on the boards of St. Michael’s Hospital and the Canadian Opera Company, and is a member of the Dean’s Advisory Board for the Ivey Business School in Ontario, Canada.

Ms. Aufreiter has over 30 years of broad business experience in a variety of retail sectors. Her vast experience in leading McKinsey’s North American Retail Practice, North American Branding service line and the Consumer Digital and Omnichannel service line is of particular value to the Board. She also brings to the Board valuable insight on commercial real estate. Ms. Aufreiter serves as Chair of the Public Responsibilities Committee.

* Denotes Committee Chair

Kevin M. Brown Age 58 Director Since 2021 Committees: Audit Public Responsibilities
Mr. Brown is the Executive Vice President and Chief Supply Chain Officer at Dell Technologies, a leading global technology company. His previous roles at Dell include senior leadership roles in procurement, product quality, and manufacturing. Mr. Brown joined Dell in 1998 and has held roles of increasing responsibility throughout his career, including Chief Procurement Officer and Vice President, ODM Fulfillment & Supply Chain Strategy before being named Chief Supply Chain Officer in 2013. Before Dell, he spent 10 years in the shipbuilding industry, directing U.S. Department of Defense projects. Mr. Brown currently serves on the National Committee of the Council on Foreign Relations and on the Boards of the Congressional Black Caucus Foundation and the Howard University Center for Supply Chain Excellence. He is also a member of the Executive Leadership Council.

Mr. Brown is a global leader with over twenty years of leadership experience and supply chain innovation experience. His efforts led Dell to be recognized as having one of the most efficient, sustainable, and innovative supply chains. He brings to the Board his vast experience in sustainability and circular economic business practices. His deep expertise in all matters related to supply chain, supply chain resilience, and risk and crisis management are of particular value to the Board.

Anne Gates Age 61 Director Since 2015 Committees: Audit* Public Responsibilities
Ms. Gates was President of MGA Entertainment, Inc., a privately-held developer, manufacturer, and marketer of toy and entertainment products for children, from 2014 until her retirement in 2017. Ms. Gates held roles of increasing responsibility with The Walt Disney Company from 1992-2012. Her roles included Executive Vice President, Managing Director, and Chief Financial Officer for Disney Consumer Products, and Senior Vice President of Operations, Planning and Analysis. Prior to joining Disney, Ms. Gates worked for PepsiCo and Bear Stearns. She is currently a director of Tapestry, Inc. and Raymond James Financial, Inc.

Ms. Gates has over 25 years of experience in the retail and consumer products industry. She brings to Kroger financial expertise gained while serving as President of MGA and CFO of a division of The Walt Disney Company. Ms. Gates has a broad business background in finance, marketing, strategy and business development, including international business. Her expertise in toy and entertainment products is of particular value to the Board. Ms. Gates has been designated an Audit Committee financial expert and serves as Chair of the Audit Committee.

Karen M. Hoguet Age 64 Director since 2019 Committees: Audit Financial Policy*
Ms. Hoguet served as the Chief Financial Officer of Macy’s, Inc. from October 1997 until July of 2018 when she became a strategic advisor to the Chief Executive Officer until her retirement on February 1, 2019. Ms. Hoguet serves on the Board of Directors of Nielsen Holdings plc. She also serves on the boards of Hebrew Union College and UCHealth. In the past five years, she also served as a director of The Chubb Corporation.

Ms. Hoguet has over 30 years of retail and commercial experience. Her long tenure as a senior executive of a publicly traded company with financial, audit, strategy, and risk oversight experience is of particular value to the Board as is her public company experience, both as a long serving executive, and as a board member. Ms. Hoguet has been designated an Audit Committee financial expert and serves as Chair of the Financial Policy Committee.

* Denotes Committee Chair

W. Rodney McMullen Chairman and Chief Executive Officer Age 60 Director Since 2003
Mr. McMullen was elected Chairman of the Board in January 2015 and Chief Executive Officer of Kroger in January 2014. He served as Kroger’s President and Chief Operating Officer from August 2009 to December 2013. Prior to that, Mr. McMullen was elected to various roles at Kroger including Vice Chairman in 2003, Executive Vice President, Strategy, Planning, and Finance in 1999, Senior Vice President in 1997, Group Vice President and Chief Financial Officer in June 1995, and Vice President, Planning and Capital Management in 1989. He is a director of VF Corporation. In the past five years, he also served as a director of Cincinnati Financial Corporation.

Mr. McMullen has broad experience in the supermarket business, having spent his career spanning over 40 years with Kroger. He has a strong background in finance, operations, and strategic partnerships, having served in a variety of roles with Kroger, including as our CFO, COO, and Vice Chairman. His service as chair of Cincinnati Financial Corporation’s compensation committee and on its executive and investment committees, as well as his service on the audit and governance and corporate responsibilities committees of VF Corporation, adds depth to his extensive retail experience.

Clyde R. Moore Age 67 Director Since 1997 Committees: Compensation & Talent Development* Corporate Governance
Mr. Moore was the Chairman of First Service Networks, a national provider of facility and maintenance repair services, until his retirement in 2015. Prior to his retirement, he was Chairman and Chief Executive Officer of First Service Networks from 2000 to 2014.

Mr. Moore has over 30 years of general management experience in public and private companies. He has sound experience as a corporate leader overseeing all aspects of a facilities management firm and numerous manufacturing companies. Mr. Moore’s expertise broadens the scope of the Board’s experience to provide oversight to Kroger’s facilities, digital, and manufacturing businesses. Additionally, his expertise and leadership as Chair of the Compensation and Talent Development Committee is of particular value to the Board.

Ronald L. Sargent Lead Director Age 65 Director Since 2006 Committees: Audit Corporate Governance* Public Responsibilities
Mr. Sargent was Chairman and Chief Executive Officer of Staples, Inc., a business products retailer, where he was employed from 1989 until his retirement in 2017. Prior to joining Staples, Mr. Sargent spent 10 years with Kroger in various positions. He is a director of Five Below, Inc. and Wells Fargo & Company. In the past five years, he served as a director of Staples, Inc.

Mr. Sargent has over 35 years of retail experience, first with Kroger and then with increasing levels of responsibility and leadership at Staples, Inc. His efforts helped carve out a new market niche for the international retailer. His understanding of retail operations, consumer insights, and e-commerce are of particular value to the Board. Mr. Sargent has been designated an Audit Committee financial expert and serves as Chair of the Corporate Governance Committee and Lead Director of the Board.

* Denotes Committee Chair

J. Amanda Sourry Knox (Amanda Sourry) Age 57 Director Since 2021 Committees: Compensation & Talent Development Financial Policy
Ms. Sourry was President of North America for Unilever, a personal care, foods, refreshment, and home care consumer products company, from 2018 until her retirement in December 2019. She held leadership roles of increasing responsibility during her more than 30 years at Unilever, both in the U.S. and Europe, including president of global foods, executive vice president of global hair care, and executive vice president of the firm’s UK and Ireland business. From 2015 to 2017, she served as President of their Global Foods Category. Ms. Sourry currently serves on the board for PVH Corp., where she chairs the Compensation Committee and serves on the Nominating, Governance & Management Development Committee. Ms. Sourry has over thirty years of experience in the CPG and retail industry. She brings to the Board her extensive global marketing and business experience in consumer packaged goods as well as customer development, including overseeing Unilever’s digital efforts.

Ms. Sourry was actively involved in Unilever’s global diversity, gender balance, and sustainable living initiatives which is of particular value to the Board.

Mark S. Sutton Age 59 Director Since 2017 Committees: Compensation & Talent Development Financial Policy
Mr. Sutton is Chairman and Chief Executive Officer of International Paper, a leading global producer of renewable fiber-based packaging, pulp, and paper products. Prior to becoming CEO in 2014, he served as President and Chief Operating Officer with responsibility for running the company’s global business. Mr. Sutton joined International Paper in 1984 as an Electrical Engineer. He held roles of increasing responsibility throughout his career, including Mill Manager, Vice President of Corrugated Packaging Operations across Europe, the Middle East and Africa, Vice President of Corporate Strategic Planning, and Senior Vice President of several business units, including global supply chain. Mr. Sutton is a member of The Business Council, serves on the American Forest & Paper Association board of directors, the Business Roundtable board of directors, and the international advisory board of the Moscow School of Management – Skolkovo. He was appointed chairman of the U.S. Russian Business Council. He also serves on the board of directors of Memphis Tomorrow and the board of governors for New Memphis Institute.

Mr. Sutton has over thirty years of leadership experience with increasing levels of responsibility and leadership at International Paper. He brings to the Board the critical thinking that comes with an electrical engineering background as well as his experience leading a global company. His strong strategic planning background and manufacturing and supply chain experience are of particular value to the Board.

Ashok Vemuri Age 53 Director Since 2019 Committees: Financial Policy Public Responsibilities
Mr. Vemuri was Chief Executive Officer and a Director of Conduent Incorporated, a global digital interactions company, since the company’s inception as a result of the spin-off from Xerox Corporation in January 2017, until 2019. He previously served as Chief Executive Officer of Xerox Business Services, LLC and as an Executive Vice President of Xerox Corporation from July 2017 to December 2017. Prior to that, he was President, Chief Executive Officer, and a member of the Board of Directors of IGATE Corporation, a New Jersey-based global technology and services company now part of Capgemini, from 2013 to 2015. Before joining IGATE, Mr. Vemuri spent 14 years at Infosys Limited, a multinational consulting and technology services company, in a variety of leadership and business development roles and served on the board of Infosys from 2011 to 2013. Prior to joining Infosys in 1999, Mr. Vemuri worked in the investment banking industry at Deutsche Bank and Bank of America. In the past five years, he served as a director of Conduent Incorporated.

Mr. Vemuri brings to the Board a proven track record of leading technology services companies through growth and corporate transformations. His experience as CEO of global technology companies is of particular value to the Board as he brings a unique operational, financial, and client experience perspective.

The Board of Directors Recommends a Vote For Each Director Nominee.
Board Diversity, Succession Planning, and Refreshment Mechanisms
Our director nominees reflect a wide array of experience, skills, and backgrounds. Each director is individually qualified to make unique and substantial contributions to Kroger. Collectively, our directors’ diverse viewpoints and independent-mindedness enhance the quality and effectiveness of Board deliberations and decision making. Our Board is a dynamic group of new and experienced members, providing an appropriate balance of institutional knowledge and fresh perspectives about Kroger due to the varied length of tenure on the Board. This blend of qualifications, attributes, and tenure results in highly effective board leadership.
The Corporate Governance Committee considers racial, ethnic, and gender diversity to be important elements in promoting full, open, and balanced deliberations of issues presented to the Board. The Corporate Governance Committee considers director candidates who help the Board reflect the diversity of our shareholders, associates, customers, and the communities in which we operate. Mr. Brown, Ms. Gates, and Mr. Vemuri self-identify as racially/ethnically diverse. Some consideration is also given to the geographic location of director candidates in order to provide a reasonable distribution of members from Kroger’s operating areas.
Board succession planning is an ongoing, year-round process. The Corporate Governance Committee recognizes the importance of thoughtful Board refreshment and engages in a continuing process of identifying attributes sought for future Board members. The Corporate Governance Committee takes into account the Board and committee evaluations regarding the specific qualities, skills, and experiences that would contribute to overall Board and committee effectiveness, as well as the future needs of the Board and its committees in light of Kroger’s current and long-term business strategies, and the skills and qualifications of directors who are expected to retire in the future including as a result of our Board retirement policy, which requires directors to retire at the annual meeting following their 72nd birthday.

The Corporate Governance Committee believes that it has been successful in its efforts to promote gender and ethnic diversity on our Board. The Corporate Governance Committee and Board believe that our director nominees for election at our 2021 Annual Meeting bring to our Board a variety of different experiences, skills, and qualifications that contribute to a well-functioning diverse Board that effectively oversees the Company’s strategy and management. The charts below show the diversity of our director nominees and the skills and experience that we consider important for our directors in light of our current business, strategy, and structure:
	Nora Aufreiter	Kevin Brown	Anne Gates	Karen Hoguet	Rodney McMullen	Clyde Moore	Ronald Sargent	Amanda Sourry	Mark Sutton	Ashok Vemuri	Total (of 10)
Business Management	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤	10
Retail	⬤		⬤	⬤	⬤		⬤	⬤			6
Consumer	⬤	⬤	⬤	⬤	⬤		⬤	⬤			7
Financial Expertise	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤	10
Risk Management			⬤	⬤	⬤		⬤	⬤	⬤	⬤	7
Operations & Technology	⬤	⬤	⬤		⬤	⬤	⬤	⬤	⬤	⬤	9
Sustainability	⬤	⬤	⬤				⬤	⬤	⬤		6
Manufacturing		⬤	⬤			⬤			⬤		4

Information Concerning the Board of Directors
Board Leadership Structure and Lead Independent Director
As of the date of this proxy statement, Kroger’s Board is composed of ten independent non-employee directors and one management director, Mr. McMullen, the Chairman and CEO. In accordance with Kroger’s director retirement policy, Susan J. Kropf will be retiring from the Board immediately prior to the 2021 Annual Meeting and has not been nominated for re-election. In connection with Ms. Kropf’s retirement, the Board will reduce its size to ten directors. All nominees, if elected at the 2021 Annual Meeting, will serve until the annual meeting in 2022, or until their successors have been elected by the shareholders or by the Board pursuant to Kroger’s Regulations, and qualified. Kroger has a governance structure in which independent directors exercise meaningful and vigorous oversight.
As provided in Kroger’s Guidelines, the Board has designated one of the independent directors as Lead Director. The Lead Director works with the Chairman to share governance responsibilities, facilitate the development of Kroger’s strategy, and grow shareholder value. The Lead Director serves a variety of roles, consistent with current best practices, including:
•
reviewing and approving Board meeting agendas, materials, and schedules to confirm that the appropriate topics are reviewed, with sufficient information provided to directors on each topic and appropriate time is allocated to each;

•	serving as the principal liaison between the Chairman, management, and the independent directors;
•	presiding at the executive sessions of independent directors and at all other meetings of the Board at which the Chairman is not present;
•	calling meetings of independent directors at any time; and
•	serving as the Board’s representative for any consultation and direct communication, following a request, with major shareholders.
The Lead Director carries out these responsibilities in numerous ways, including:
•	facilitating communication and collegiality among the Board members;
•	soliciting direct feedback from non-employee directors;
•	overseeing the succession planning process, including meeting with a wide range of employees including corporate and division management associates;
•	meeting with the CEO frequently to discuss strategy;
•	serving as a sounding board and advisor to the CEO; and
•	discussing Company matters with other directors between meetings.
Unless otherwise determined by the independent members of the Board, the Chair of the Corporate Governance Committee is designated as the Lead Director. Ronald L. Sargent, an independent director and the Chair of the Corporate Governance Committee, was appointed Lead Director in June 2018. Mr. Sargent is an effective Lead Director for Kroger due to, among other things:
•	his independence;
•	his deep strategic and operational understanding of Kroger obtained while serving as a Kroger director;
•	his insight into corporate governance;
•	his experience as the CEO of an international ecommerce and brick and mortar retailer;
•	his experience on the boards of other large publicly traded companies; and
•	his engagement and commitment to carrying out the role and responsibilities of the Lead Director.
With respect to the roles of Chairman and CEO, the Guidelines provide that the Board will determine whether it is in the best interests of Kroger and its shareholders for the roles to be combined. The Board exercises this judgment as it deems appropriate in light of prevailing circumstances. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interest of shareholders. Additionally, this structure provides an effective balance between strong

Company leadership and appropriate safeguards and oversight by independent directors. Our CEO’s strong background in finance, operations, and strategic partnerships is particularly important to the Board given Kroger’s current growth strategy. His consistent leadership, deep industry expertise, and extensive knowledge of the Company are also especially critical in the midst of the rapidly evolving retail and digital landscape. The Board believes that the structure of the Chairman and independent Lead Director position should continue to be considered as part of the succession planning process.
Annual Board Evaluation Process
The Board and each of its committees conduct an annual evaluation to determine whether the Board is functioning effectively both at the Board and at the committee levels. As part of this annual evaluation, the Board assesses whether the current leadership structure and function continues to be appropriate for Kroger and its shareholders. The Guidelines provide the flexibility for the Board to modify our leadership structure in the future as appropriate. We believe that Kroger, like many U.S. companies, is well-served by this flexible leadership structure.
The Board recognizes that a robust evaluation process is an essential component of strong corporate governance practices and ensuring Board effectiveness. The Corporate Governance Committee oversees an annual evaluation process led by the Lead Independent Director.
Each director completes a detailed written annual evaluation of the Board and the committees on which he or she serves and the Lead Director conducts interviews with each of the directors. These Board evaluations are designed to assess the skills, qualifications, and experience represented on the Board and its committees, and to determine whether the Board and its committees are functioning effectively. The process also evaluates the relationship between management and the Board, including the level of access to management, responsiveness of management, and the effectiveness of the Board’s evaluation of management performance. The results of this Board evaluation are discussed by the full Board and each committee, as applicable, and changes to the Board’s and its committees’ practices are implemented as appropriate.
Committees of the Board of Directors
To assist the Board in undertaking its responsibilities, and to allow deeper engagement in certain areas of company oversight, the Board has established five standing committees: Audit, Compensation and Talent Development (“Compensation”), Corporate Governance, Financial Policy, and Public Responsibilities. All committees are composed exclusively of independent directors, as determined under the New York Stock Exchange (“NYSE”) listing standards. The current charter of each Board committee is available on our website at ir.kroger.com under Investors – Governance – Guidelines on Issues of Corporate Governance.
Name of Committee, Number of Meetings, and Current Members	Committee Functions
Audit Committee Meetings in 2020: 5 Members: Anne Gates, Chair Kevin M. Brown Karen M. Hoguet Ronald L. Sargent	•
Oversees the Company’s financial reporting and accounting matters, including review of the Company’s financial statements and the audit thereof, the Company’s financial reporting and accounting process, and the Company’s systems of internal control over financial reporting

	•	Selects, evaluates, and oversees the compensation and work of the independent registered public accounting firm and reviews its performance, qualifications, and independence
	•	Oversees and evaluates the Company’s internal audit function, including review of its audit plan, policies and procedures, and significant findings
•
Oversees risk assessment and risk management, including review of cybersecurity risks as well as legal or regulatory matters that could have a significant effect on the Company, including from regular reports received from management

	•	Reviews and monitors the Company’s compliance programs, including the whistleblower program

Name of Committee, Number of Meetings, and Current Members	Committee Functions
Compensation Committee Meetings in 2020: 6 Members: Clyde R. Moore, Chair Susan J. Kropf Amanda Sourry Mark S. Sutton	•	Recommends for approval by the independent directors the compensation of the CEO and approves the compensation of senior officers
	•	Administers the Company’s executive compensation policies and programs, including determining grants of equity awards under the plans
	•	Has sole authority to retain and direct the committee’s compensation consultant
	•	Assists the full Board with senior management succession planning
Corporate Governance Committee Meetings in 2020: 2 Members: Ronald L. Sargent, Chair Susan J. Kropf Clyde R. Moore	•	Oversees the Company’s corporate governance policies and procedures
	•	Develops criteria for selecting and retaining directors, including identifying and recommending qualified candidates to be director nominees
	•	Designates membership and Chairs of Board committees
	•	Reviews the Board’s performance and director independence
	•	Establishes and reviews the practices and procedures by which the Board performs its functions
Financial Policy Committee Meetings in 2020: 4 Members: Karen M. Hoguet, Chair Nora A. Aufreiter Amanda Sourry Mark S. Sutton Ashok Vemuri	•	Reviews and recommends financial policies and practices
	•	Oversees management of the Company’s financial resources
•
Reviews the Company’s annual financial plan, significant capital investments, plans for major acquisitions or sales, issuance of new common or preferred stock, dividend policy, creation of additional debt and other capital structure considerations including additional leverage or dilution in ownership

	•	Monitors the investment management of assets held in pension and profit sharing plans administered by the Company
Public Responsibilities Committee Meetings in 2020: 2 Members: Nora A. Aufreiter, Chair Kevin M. Brown Anne Gates Ronald L. Sargent Ashok Vemuri	•
Reviews the Company’s policies and practices affecting its social and public responsibility as a corporate citizen, including: community relations, charitable giving, supplier diversity, sustainability, government relations, political action, consumer and media relations, food and pharmacy safety and the safety of customers and employees

	•	Reviews and examines the Company’s evaluation of and response to changing public expectations and public issues affecting the business

Director Nominee Selection Process
The Corporate Governance Committee is responsible for recommending to the Board a slate of nominees for election at each annual meeting of shareholders. The Corporate Governance Committee recruits candidates for Board membership through its own efforts and through recommendations from other directors and shareholders. In addition, the Corporate Governance Committee retains an independent search firm to assist in identifying and recruiting director candidates who meet the criteria established by the Corporate Governance Committee.
These criteria are:
•
demonstrated ability in fields considered to be of value to the Board in the deliberation and long-term planning of the Board and Kroger, including business management, public service, education, science, technology, e-commerce, law, and government;

•	experience in high growth companies and nominees whose business experience can help the Company innovate and derive new value from existing assets;
•	highest standards of personal character and conduct;
•
willingness to fulfil the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and committee meetings, and preparation for all meetings, including review of all meeting materials provided in advance of the meeting; and

•	ability to understand the perspectives of Kroger’s customers, taking into consideration the diversity of our customers, including regional and geographic differences.
The Corporate Governance Committee also considers the specific experience and abilities of director candidates in light of our current business, strategy and structure, and the current or expected needs of the Board in its identification and recruitment of director candidates.
Shareholder Engagement
Maintaining ongoing relationships with our shareholders, and understanding our shareholders’ views, is a priority for both our Board and management team. We have a longstanding history of engaging with our shareholders through our investor relations team’s year-round outreach program. At the direction of our Board, we expanded our shareholder engagement program in 2016 to include outreach to our largest shareholders’ governance teams. In 2020, we requested meetings with shareholders representing 43% of our outstanding shares during proxy season and off-season engagement and ultimately engaged with shareholders representing 27% of our outstanding shares.
During these engagements we discussed and solicited feedback on a range of topics, including business strategy, corporate governance, executive compensation, human capital management, and sustainability. In addition, we attended virtual industry events to further engage with shareholders and subject matter experts. These conversations provided valuable insights into our shareholders’ perspectives and their feedback was shared with, and considered by, our full Board.
Candidates Nominated by Shareholders
The Corporate Governance Committee will consider shareholder recommendations for director nominees for election to the Board. If shareholders wish to nominate a person or persons for election to the Board at our 2022 annual meeting, written notice must be submitted to Kroger’s Secretary, and received at our executive offices, in accordance with Kroger’s Regulations, not later than March 29, 2022. Such notice should include the name, age, business address and residence address of such person, the principal occupation or employment of such person, the number of Kroger common shares owned of record or beneficially by such person and any other information relating to the person that would be required to be included in a proxy statement relating to the election of directors. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Corporate Governance Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Corporate Governance Committee, as described above. See “Director Nominee Selection Process.”
Eligible shareholders have the ability to submit director nominees for inclusion in our proxy statement for the 2022 annual meeting of shareholders. To be eligible, shareholders must have owned at least 3% of our common shares for at least three years. Up to 20 shareholders are able to aggregate for this purpose. Nominations must be submitted to our Corporate Secretary at our principal executive offices no earlier than December 14, 2021 and no later than January 13, 2022.
Corporate Governance Guidelines
The Board has adopted the Guidelines which include copies of the current charters for each of the five standing committees of the Board. The Guidelines are available on our website at ir.kroger.com under Investors – Governance – Guidelines on Issues of Corporate Governance. Shareholders may also obtain a copy of the Guidelines by making a written request to Kroger’s Secretary at our executive offices.

Independence
The Board has determined that all of the non-employee directors have no material relationships with Kroger and satisfy the criteria for independence set forth in Rule 303A.02 of the NYSE Listed Company Manual. Therefore, all non-employee directors are independent for purposes of the NYSE listing standards. The Board made its determination based on information furnished by all members regarding their relationships with Kroger and its management, and other relevant information. The Board considered, among other things, that
•	the value of any business transactions between Kroger and entities with which the directors are affiliated falls below the thresholds identified by the NYSE listing standards, and
•	none had any material relationships with Kroger other than serving on our Board.
Audit Committee Expertise
The Board has determined that Anne Gates, Karen M. Hoguet, and Ronald L. Sargent, independent directors who are members of the Audit Committee, are “audit committee financial experts” as defined by applicable Securities and Exchange Commission (“SEC”) regulations and that all members of the Audit Committee are “financially literate” as that term is used in the NYSE listing standards and are independent in accordance with Rule 10A-3 of the Securities Exchange Act of 1934.
Code of Ethics
The Board has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, employees and directors, including Kroger’s principal executive, financial and accounting officers. The Policy on Business Ethics is available on our website at ir.kroger.com under Investors – Governance – Policy on Business Ethics. Shareholders may also obtain a copy of the Policy on Business Ethics by making a written request to Kroger’s Secretary at our executive offices.
Communications with the Board
The Board has established two separate mechanisms for shareholders and interested parties to communicate with the Board. Any shareholder or interested party who has concerns regarding accounting, improper use of Kroger assets, or ethical improprieties may report these concerns via the toll-free hotline (800-689-4609) or website (ethicspoint.com) established by the Board’s Audit Committee. The concerns are investigated by Kroger’s Vice President, Chief Ethics and Compliance Officer and the Vice President of Internal Audit and reported to the Audit Committee as deemed appropriate.
Shareholders or interested parties also may communicate with the Board in writing directed to Kroger’s Secretary at our executive offices. Communications relating to personnel issues, ordinary business operations, or companies seeking to do business with us, will be forwarded to the business unit of Kroger that the Secretary deems appropriate. Other communications will be forwarded to the Chair of the Corporate Governance Committee for further consideration. The Chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the full Corporate Governance Committee or the entire Board.
Executive Officer Succession Planning
The Guidelines provide that the Compensation Committee will review Company policies and programs for talent development and evaluation of executive officers, and will review management succession planning. In connection with the use of a third-party search firm to identify external candidates for executive officer positions, including the chief executive officer, the Board and/or the Company, as the case may be, will instruct the third-party search firm to include in its initial list qualified female and racially/ethnically diverse candidates.
Attendance
The Board held five meetings in fiscal year 2020. During fiscal 2020, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees on which that director served. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. All Board members attended last year’s virtual annual meeting.

Independent Compensation Consultants
The Compensation Committee directly engages a compensation consultant to advise the Compensation Committee in the design of Kroger’s executive compensation. The Committee retained Korn Ferry Hay (US) (“Korn Ferry”) beginning in December 2017. Retained by and reporting directly to the Compensation Committee, Korn Ferry provided the Committee with assistance in evaluating Kroger’s executive compensation programs and policies.
In fiscal 2020, Kroger paid Korn Ferry $479,893 for work performed for the Compensation Committee. Kroger, on management’s recommendation, retained Korn Ferry to provide other services for Kroger in fiscal 2020 for which Kroger paid $17,500. These other services primarily related to salary surveys and benchmarking. The Compensation Committee expressly approved Korn Ferry performing these additional services. After taking into consideration the NYSE’s independence standards and the SEC rules, the Compensation Committee determined that Korn Ferry was independent, and their work has not raised any conflict of interest.
The Compensation Committee may engage an additional compensation consultant from time to time as it deems advisable.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee was an officer or employee of Kroger during fiscal 2020, and no member of the Compensation Committee is a former officer of Kroger or was a party to any related person transaction involving Kroger required to be disclosed under Item 404 of Regulation S-K. During fiscal 2020, none of our executive officers served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of Kroger’s Board of Directors or Compensation Committee of the Board.
Board Oversight of Enterprise Risk
While risk management is primarily the responsibility of Kroger’s management team, the Board is responsible for strategic planning and overall supervision of our risk management activities. The Board’s oversight of the material risks faced by Kroger occurs at both the full Board level and at the committee level.
The Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks as necessary, including newly identified and evolving high priority risks, such as those presented by the COVID-19 pandemic. At each Board meeting, the CEO addresses matters of particular importance or concern, including any significant areas of risk that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail Kroger’s short- and long-term strategies, including consideration of significant risks facing Kroger and their potential impact. The independent directors, in executive sessions led by the Lead Director, address matters of particular concern, including significant areas of risk, that warrant further discussion or consideration outside the presence of Kroger employees. At the committee level, reports are given by management subject matter experts to each committee on risks within the scope of their charters.
The Audit Committee has oversight responsibility not only for financial reporting of Kroger’s major financial exposures and the steps management has taken to monitor and control those exposures, but also for the effectiveness of management’s processes that monitor and manage key business risks facing Kroger, as well as the major areas of risk exposure, and management’s efforts to monitor and control the major areas of risk exposure including cybersecurity risk. The Audit Committee incorporates its risk oversight function into its regular reports to the Board and also discusses with management its policies with respect to risk assessment and risk management.
Management provides regular updates throughout the year to the respective Board committees regarding management of the risks they oversee. For example, our Vice President, Chief Ethics and Compliance Officer provides regular updates to the Audit Committee on our compliance risks and actions taken to mitigate that risk; and our Senior Vice President and Chief Information Officer and our Chief Information Security Officer provide regular updates at least annually and more often as needed on our cybersecurity risks and actions taken to mitigate that risk to the Audit Committee. The Audit Committee reports on risk to the full Board at each regular meeting of the Board following an Audit Committee meeting.
Throughout 2020, the Board and its Committees oversaw the specific risks associated with COVID-19. The COVID-19 pandemic created new risks and brought historically low risks to the forefront. The Company’s business resilience team began meeting daily in March 2020 to identify new and emerging risks and develop and implement mitigating action plans. Management conducted, and the Audit Committee reviewed and discussed, a COVID-19 enterprise risk assessment, which included human capital, supply chain, associate and customer health and safety, legal, regulatory, and other risks. Management and the Board discussed the relative severity of each category of risk as well as mitigating actions. In addition to discussing at the five regularly scheduled board meetings, the Board conducted five additional calls specifically to update the Board on Kroger’s response to the pandemic and the associated business challenges.
We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for Kroger. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through the five fully independent Board committees, and in executive sessions of independent directors led by the Lead Director, to exercise effective oversight of the actions of management, in identifying risks and implementing effective risk management policies and controls.
Environmental, Sustainability, and Governance Oversight
We are aligned with the desire of our customers, associates, and shareholders that we engage in our communities and reduce our impacts on the environment while continuing to create positive economic value over the long-term. Given the breadth of topics and their importance to us, most of our Board committees have direct oversight of environmental, social and governance (“ESG”) topics. Among the other key responsibilities for each committee: the Audit Committee oversees risk management and compliance with legal, financial, and regulatory requirements; the Public Responsibilities Committee oversees our responsibilities as a corporate citizen and efforts to engage stakeholders and manage issues that affect our business, including sustainability, supplier diversity and food safety, among other topics; the Corporate Governance Committee oversees our good governance practices; and the Compensation and Talent Development Committee oversees talent development. We discuss the responsibilities of each committee further above. Throughout the year, Kroger leaders update the Public Responsibilities Committee on important ESG topics, which may relate to our sustainability initiatives such as our Zero Hunger | Zero Waste campaign, our food safety programs, and community and customer engagement. At each Board meeting, Kroger’s CEO addresses matters of particular importance or concern, including any significant areas of oversight that require Board attention.
For the past fourteen years, our Company has prepared and produced an annual report describing our progress and initiatives regarding sustainability and other ESG matters. For the most recent information regarding our ESG initiatives and related matters, please visit http://sustainability.kroger.com. The information on, or accessible through, this website is not part of, or incorporated by reference into, this proxy statement.
In addition, our full Board oversees issues related to diversity and inclusion within the Kroger workplace. Diversity and inclusion have been deeply rooted in Kroger’s values for decades. We are committed to fostering an environment of inclusion in the workplace, marketplace, and workforce where the diversity of cultures, backgrounds, experiences, perspectives and ideas are valued and appreciated. Kroger’s corporate team and retail divisions have strategic partnerships with universities, educational institutions, and community partners to improve how we attract candidates from all backgrounds and ethnicities for jobs at all levels. Diversity and inclusion will continue to be a key ingredient in feeding Kroger’s innovation, long-term sustainability, and the human spirit.
The Kroger family of companies provides inclusion training to all management and many hourly associates. Most work locations (stores, plants, distribution centers, and offices) have an inclusion-focused team, called Our Promise team. The teams work on projects that reflect Kroger’s values, offer leaders valuable feedback and suggestions on improving diversity and inclusion, and facilitate communication to champion business priorities.

Director Compensation
2020 Director Compensation
The following table describes the fiscal year 2020 compensation for non-employee directors. Mr. McMullen does not receive compensation for his Board service.
Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Change in Pension Value And Nonqualified Deferred Compensation Earnings(3)	Total
Nora A. Aufreiter	$98,209	$172,598	$0	$270,807
Kevin M. Brown	$8,064	$87,498	$0	$95,562
Anne Gates	$124,305	$172,598	$0	$296,903
Karen M. Hoguet	$108,150	$172,598	$0	$280,748
Susan J. Kropf	$89,499	$172,598	$0	$262,097
Jorge P. Montoya(4)	$43,448	$0	$0	$43,448
Clyde R. Moore	$109,388	$172,598	$11,150	$293,136
James A. Runde(4)	$43,448	$0	$0	$43,448
Ronald L. Sargent	$151,652	$172,598	$4,424	$328,674
Bobby S. Shackouls(4)	$99,444	$172,598	$0	$272,042
Amanda Sourry	$7,258	$87,498	$0	$94,756
Mark S. Sutton	$93,636	$172,598	$0	$266,234
Ashok Vemuri	$89,499	$172,598	$0	$262,097
(1)
Amounts reported in the Stock Awards column represent the aggregate grant date fair value of the annual incentive share award, computed in accordance with FASB ASC Topic 718. On July 15, 2020, each non-employee director then serving received 5,111 incentive shares with a grant date fair value of $172,598, except Mr. Brown and Ms. Sourry, who received 2,258 incentive shares on the day of their election to the Board, January 27, 2021, with a grant date fair value of $87,498.

(2)
Options are no longer granted to non-employee directors. The aggregate number of previously granted stock options that remained unexercised and outstanding at fiscal year-end was as follows: Mr. Sargent and Ms. Kropf each held 26,000 options and Mr. Runde held 13,000 options.

(3)
The amount reported for Mr. Sargent represent preferential earnings on nonqualified deferred compensation. For a complete explanation of preferential earnings, please refer to footnote 5 to the Summary Compensation Table. The amount reported for Mr. Moore represents the change in actuarial present value of his accumulated benefit under the pension plan for non-employee directors. Pension values may fluctuate significantly from year to year depending on a number of factors, including age, average annual earnings, and the assumptions used to determine the present value, such as the discount rate. The increase in the actuarial present value of his accumulated pension benefit for 2020 is primarily due to the decrease in the discount rate, partially offset by the change in value of the benefit due to aging and mortality project scale updates.

(4)	Mr. Montoya and Mr. Runde retired from the Board on June 25, 2020 and Mr. Shackouls retired from the Board on January 27, 2021.
Annual Compensation
Each non-employee director receives an annual cash retainer of $90,000. The Lead Director receives an additional annual retainer of $37,500 per year; the members of the Audit Committee each receive an additional annual retainer of $10,000; the Chair of the Audit Committee receives an additional annual retainer of $25,000; the Chair of the Compensation Committee receives an additional annual retainer of $20,000; and the Chair of each of the other committees receives an additional annual retainer of $15,000. Each non-employee director also receives an annual grant of incentive shares (Kroger common shares) with a value of approximately $175,000.

The Board has determined that compensation of non-employee directors must be competitive on an ongoing basis to attract and retain directors who meet the qualifications for service on the Board. Non-employee director compensation was adjusted in 2018 and will be reviewed from time to time as the Corporate Governance Committee deems appropriate.
Pension Plan
Non-employee directors first elected prior to July 17, 1997 receive an unfunded retirement benefit equal to the average cash compensation for the five calendar years preceding retirement. Only Mr. Moore is eligible for this benefit. Benefits begin at the later of actual retirement or age 65.
Nonqualified Deferred Compensation
We also maintain a deferred compensation plan for non-employee directors. Participants may defer up to 100% of their cash compensation and/or the receipt of all (and not less than all) of the annual award of incentive shares.
Cash Deferrals
Cash deferrals are credited to a participant’s deferred compensation account. Participants may elect from either or both of the following two alternative methods of determining benefits:
•	interest accrues until paid out at the rate of interest determined prior to the beginning of the deferral year to represent Kroger’s cost of ten-year debt; and/or
•	amounts are credited in “phantom” stock accounts and the amounts in those accounts fluctuate with the price of Kroger common shares.
In both cases, deferred amounts are paid out only in cash, based on deferral options selected by the participant at the time the deferral elections are made. Participants can elect to have distributions made in a lump sum or in quarterly instalments, and may make comparable elections for designated beneficiaries who receive benefits in the event that deferred compensation is not completely paid out upon the death of the participant.
Incentive Share Deferrals
Participants may also defer the receipt of all (and not less than all) of the annual award of incentive shares. Distributions will be made by delivery of Kroger common shares within 30 days after the date which is six months after the participant’s separation of service.

Beneficial Ownership of Common Stock
The following table sets forth the common shares beneficially owned as of April 1, 2021 by Kroger’s directors, the NEOs, and the directors and executive officers as a group. The percentage of ownership is based on 752,314,530 of Kroger common shares outstanding on April 1, 2021. Shares reported as beneficially owned include shares held indirectly through Kroger’s defined contribution plans and other shares held indirectly, as well as shares subject to stock options exercisable on or before May 31, 2021. Except as otherwise noted, each beneficial owner listed in the table has sole voting and investment power with regard to the common shares beneficially owned by such owner.
Name	Amount and Nature of Beneficial Ownership(1) (a)	Options Exercisable on or before May 31, 2021 – included in column (a) (b)
Stuart Aitken(2)	380,698	173,870
Nora A. Aufreiter(3)	39,407	—
Kevin M. Brown	2,258	—
Yael Cosset	330,102	148,530
Michael J. Donnelly	744,971	460,498
Anne Gates(3)	33,997	—
Karen M. Hoguet(4)	10,806	—
Susan J. Kropf	114,277	13,000
W. Rodney McMullen	5,349,973	2,169,466
Gary Millerchip	349,313	156,707
Clyde R. Moore	116,677	—
Ronald L. Sargent(3)	183,059	13,000
Amanda Sourry	2,258	—
Mark S. Sutton(3)	29,437	—
Ashok Vemuri	16,154	—
Directors and executive officers as a group (24 persons, including those named above)	10,149,926	4,470,734
(1)	No director or officer owned as much as 1% of Kroger common shares. The directors and executive officers as a group beneficially owned 1.35% of Kroger common shares.
(2)	This amount includes 3,018 shares held by Mr. Aitken’s spouse. He disclaims beneficial ownership of these shares.
(3)
This amount includes incentive share awards that were deferred under the deferred compensation plan for independent directors in the following amounts: Ms. Aufreiter, 9,647; Ms. Gates, 7,831; Mr. Sargent, 45,148; Mr. Sutton, 6,640.

(4)	This amount includes 2,075 shares held by Ms. Hoguet’s spouse. She disclaims beneficial ownership of these shares.

The following table sets forth information regarding the beneficial owners of more than five percent of Kroger common shares as of April 1, 2021 based on reports on Schedule 13G filed with the SEC.
Name	Address	Amount and Nature of Ownership	Percentage of Class
BlackRock, Inc.	55 East 52nd St. New York, NY 10055	72,230,358(1)	9.5%
State Street Corporation	State Street Financial Center One Lincoln Street Boston, MA 02111	41,342,422(2)	5.43%
Vanguard Group Inc.	100 Vanguard Blvd. Malvern, PA 19355	72,090,939(3)	9.47%
(1)
Reflects beneficial ownership by BlackRock Inc., as of December 31, 2020, as reported on Amendment No. 11 to Schedule 13G filed with the SEC on January 29, 2021, reporting sole voting power with respect to 62,876,553 common shares, and sole dispositive power with regard to 72,230,358 common shares.

(2)
Reflects beneficial ownership by State Street Corporation as of December 31, 2020 as reported on Schedule 13G filed with the SEC on February 9, 2021, reporting shared voting power with respect to 35,206,912 common shares, and shared dispositive power with respect to 41,190,361 common shares.

(3)
Reflects beneficial ownership by Vanguard Group Inc. as of December 31, 2020, as reported on Amendment No. 6 to Schedule 13G filed with the SEC on February 8, 2021, reporting shared voting power with respect to 1,420,781 common shares, sole dispositive power of 68,544,771 common shares, and shared dispositive power of 3,546,168 common shares.

Related Person Transactions
The Board has adopted a written policy requiring that any Related Person Transaction may be consummated or continue only if the Audit Committee approves or ratifies the transaction in accordance with the policy. A “Related Person Transaction” is one (a) involving Kroger, (b) in which one of our directors, nominees for director, executive officers, or greater than five percent shareholders, or their immediate family members, have a direct or indirect material interest; and (c) the amount involved exceeds $120,000 in a fiscal year.
The Audit Committee will approve only those Related Person Transactions that are in, or not inconsistent with, the best interests of Kroger and its shareholders, as determined by the Audit Committee in good faith in accordance with its business judgment. No director may participate in any review, approval or ratification of any transaction if he or she, or an immediate family member, has a direct or indirect material interest in the transaction.
Where a Related Person Transaction will be ongoing, the Audit Committee may establish guidelines for management to follow in its ongoing dealings with the related person and the Audit Committee will review and assess the relationship on an annual basis to ensure it complies with such guidelines and that the Related Person Transaction remains appropriate.

Compensation Discussion and Analysis
Executive Summary
Named Executive Officers
This Compensation Discussion and Analysis provides a discussion and analysis of our compensation program for our named executive officers (“NEOs”). For the 2020 fiscal year ended January 30, 2021, the NEOs were:
Name	Title
W. Rodney McMullen	Chairman and Chief Executive Officer
Gary Millerchip	Senior Vice President and Chief Financial Officer
Stuart W. Aitken	Senior Vice President and Chief Merchandising & Marketing Officer
Yael Cosset	Senior Vice President and Chief Information Officer
Michael J. Donnelly	Executive Vice President and Chief Operating Officer
How Our 2020 Compensation Program was Affected by COVID-19
Throughout the pandemic, Kroger's most urgent priority has been to provide a safeguarded environment for associates and customers, with open stores, stocked shelves, comprehensive digital solutions and an efficiently-operating supply chain, so that our communities continue to have access to fresh, affordable food and essentials. We started to see a significant shift in customer behavior during the last few days of February 2020 as shoppers started stockpiling food and essentials. Sales sharply accelerated in March with identical sales, excluding fuel (“ID Sales”) up approximately 30% compared to March 2019. To put this in context, the Company reported full year 2019 ID Sales of 2%. Sales remained elevated in April and May, both up approximately 20% compared to the same months of 2019. ID Sales for Q1 2020, which ended in late May, were an unprecedented 19% compared to Q1 2019. It was a truly monumental effort across the enterprise to meet the needs of customers in the early months of the pandemic.
Because of these extreme circumstances, our Compensation Committee recognized that communicating metrics for our annual incentive plan needed to be delayed past March as would be our normal practice. In March, the Company did not know how long the pandemic would last or what the impact on customer behavior would be. The Compensation Committee addressed the unique situation by implementing a two-part plan for 2020: a Q1 Bonus and a Q2 – Q4 2020 Corporate Incentive Plan, and for the executive officers, including the NEOs, modified the normal cash payout to include cash and restricted stock. The plan has a wide eligibility across the enterprise, comprising all or part of annual cash incentive compensation for 53,300 associates, including the NEOs.
•
Q1 Bonus. In response to the extraordinary associate effort in supporting the business results that occurred in the intense initial months of the coronavirus pandemic, the Compensation Committee determined to establish a Q1 Bonus attributable to the first fiscal quarter. The Compensation Committee made the decision to ring fence, or separately delineate Q1 to ensure the significant overperformance in Q1 due to customer stockpiling did not carry forward and inappropriately influence incentive plan results for the remainder of the year. The Compensation Committee determined the Q1 Bonus to be earned at an amount equal to 200% of the Q1 prorated amount of the eligible associates’ (including NEOs’) annual incentive plan target. This Q1 Bonus was paid out to NEOs in March 2021 in accordance with the normal payout schedule.

•
Q2 – Q4 2020 Corporate Incentive Plan. For the balance of the year, the Compensation Committee established the Q2 – Q4 2020 Corporate Incentive Plan, which measured ID Sales, excluding Fuel, and Adjusted FIFO Operating Profit, including Fuel, for the second through fourth quarters of 2020. The goals put in place for these two metrics targeted a 100% payout amount based on the Company’s original pre-pandemic Q2 – Q4 quarterly budgets. Based on their understanding of the pandemic’s potential impact on the business, the Compensation Committee decided to make the goals more rigorous, increasing the Q2 – Q4 ID Sales performance goals that were required for a payout greater than 100%. The results of the Q2 – Q4 2020 Corporate Incentive Plan produced a 200% payout, which was applied to the Q2 – Q4 prorated amount of the eligible associates’ (including NEOs’) annual incentive plan target. This was paid to NEOs in March 2021 in accordance with the normal payout schedule.

•
Cash/Equity Payout. The combined results of the Q1 Bonus and the Q2 – Q4 2020 Corporate Incentive Plan led to a payout at 200% of the eligible participants’, including NEOs’, annual incentive plan target for the year. The annual incentive plan is typically an all cash plan, however in light of the extraordinary results in this unique and challenging pandemic year, as well as the Compensation Committee’s desire to create ongoing alignment with shareholders and reward sustained performance beyond 2020, the Compensation Committee determined to pay 2020 plan awards to the NEOs as follows: for the CEO, half in cash and half in restricted stock vesting in one year; and for the other NEOs: three-quarters in cash and one-quarter in restricted stock vesting in one year.
Summary of Key Compensation Practices
What we do:	What we do not do:

✔ Alignment of pay and performance

✔ Significant share ownership guidelines of 5x salary
   for our CEO

✔ Multiple performance metrics under our short- and
   long-term performance-based plans discourage
   excessive risk taking at the expense of long-term
   results

✔ Double trigger change in control provisions in all
   equity awards beginning in 2019

✔ All long-term compensation is equity-based
   beginning in 2019

✔ Engagement of an independent compensation
   consultant

✔ Robust clawback policy

✔ Ban on hedging, pledging, and short sales of
   Kroger securities

✔ Minimal perquisites

✘ No employment contracts with executive officers

✘ No special severance or change in control
   programs applicable only to executive officers

✘ No single trigger cash severance benefits upon
   a change in control

✘ No cash component of the new long-term incentive
   plans

✘ No tax gross-up payments for executives

✘ No special executive life insurance benefit

✘ No re-pricing or backdating of options without
   shareholder approval

✘ No guaranteed salary increases or bonuses

✘ No payment of dividends or dividend equivalents
   until performance units are earned

✘ No evergreen or reload feature; no shares added to
   stock plan without shareholder approval

Summary of Fixed and At-Risk Pay Elements
The fixed and at-risk pay elements of the NEO compensation program are reflected in the following table and charts.

Fiscal Year 2020 CEO Compensation Decisions
In fiscal year 2020, the Compensation Committee made the following key decisions about Mr. McMullen’s compensation:
•	3.0% increase to base salary
•	No increase to the annual cash incentive target
•	No increase in the total long-term incentive opportunity
•	A total increase to target total direct compensation of 0.3%

The table below compares fiscal 2020 to 2019 target direct compensation. Target total direct compensation is a more accurate reflection of how the Compensation Committee benchmarks and establishes CEO compensation than the disclosure provided in the Summary Compensation Table, which table includes a combination of actual compensation earned in the fiscal year, the current value of at-risk equity compensation to be earned in future fiscal years, and the actuarial value of future pension benefits.
The Compensation Committee establishes Mr. McMullen’s target direct compensation such that only 9% of his compensation is fixed. The remaining 91% of target compensation is at-risk, meaning that the actual compensation Mr. McMullen receives will depend on the extent to which the Company achieves the performance metrics set by the Compensation Committee, and with respect to all of the equity vehicles, the future value of Kroger common shares.
($000s)
Year	Base Salary	Target Annual Incentive	Performance Units	Restricted Stock	Stock Options	Total LTI	Target TDC	Increase
2020	$1,355	$2,500	$5,250	$3,150	$2,100	$10,500	$14,355	0.3%
2019	$1,316	$2,500	$5,250	$3,150	$2,100	$10,500	$14,316
CEO and Named Executive Officer Target Pay Mix
The amounts used in the charts below are based on 2020 target total direct compensation for the CEO and the average of other Named Executive Officers. As illustrated below, 91% of the CEO’s target total direct compensation is at-risk. On average, 83% of the other Named Executive Officers’ compensation is at risk.

Our Compensation Philosophy and Objectives
As one of the largest retailers in the world, our executive compensation philosophy is to attract and retain the best management talent as well as motivate these employees to achieve our business and financial goals. Kroger’s incentive plans are designed to reward the actions that lead to long-term value creation. The Compensation Committee believes that there is a strong link between our business strategy, the performance metrics in our short-term and long-term incentive programs, and the business results that drive shareholder value.
We believe our strategy creates value for shareholders in a manner consistent with Kroger’s purpose: To Feed the Human Spirit.
To achieve our objectives, the Compensation Committee seeks to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, it is guided by the following principles:
•	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an NEO’s level of responsibility.
•	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus.
•	Compensation policies should include an opportunity for, and a requirement of, significant equity ownership to align the interests of NEOs and shareholders.

•	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that directly drive our business strategy.
•	Compensation plans should provide a direct line of sight to company performance.
•	Compensation programs should be aligned with market practices.
•	Compensation programs should serve to both motivate and retain talent.
The Compensation Committee has three related objectives regarding compensation:
•	First, the Compensation Committee believes that compensation must be designed to attract and retain those individuals who are best suited to be an executive officer at Kroger.
•	Second, a majority of compensation should help align the interests of our NEOs with the interests of our shareholders.
•	Third, compensation should create strong incentives for the NEOs to achieve the annual business plan targets established by the Board, and to achieve Kroger’s long-term strategic objectives.
Components of Executive Compensation at Kroger
For 2020, compensation for our NEOs was comprised of the following:
•	Annual Compensation:
○	Salary
○	Q1 Bonus
○	Q2 – Q4 2020 Corporate Incentive Plan
•	Long-Term Compensation:
○	Performance units
○	Non-qualified stock options
○	Restricted stock
•	Retirement and other benefits
•	Minimal perquisites
The annual and long-term performance-based compensation awards described herein were made pursuant to our 2019 Long-Term Incentive and Cash Bonus Plan, which was approved by our shareholders in June 2019.
Establishing Each Component of Executive Compensation
The Compensation Committee recommends, and the Board determines, each component of the CEO’s compensation. The CEO recommends, and the Compensation Committee determines, each component of the remaining NEOs’ compensation. The Compensation Committee and the Board reviewed compensation in March of 2020. Equity awards were granted in March and salary and annual incentive plan increases were effective as of April 1, 2020.
The amount of each NEO’s salary, annual cash incentive plan target, and long-term equity compensation is influenced by numerous factors including:
•	An assessment of individual contribution and performance;
•	Benchmarking with comparable positions at peer group companies;
•	Level in organization and tenure in role; and
•	Relationship to other Kroger executives’ compensation.
The assessment of individual contribution and performance is a qualitative determination, based on the following factors:
•	Leadership;
•	Contribution to the executive officer group;

•	Achievement of established objectives;
•	Decision-making abilities;
•	Performance of the areas or groups directly reporting to the NEO;
•	Increased responsibilities;
•	Strategic thinking; and
•	Promotion of Kroger’s Values: Safety, Honesty, Integrity, Respect, Diversity, and Inclusion.
Annual Compensation – Salary
Our philosophy with respect to salary is to provide a sufficient and stable source of fixed cash compensation. All of our compensation cannot be at-risk or long-term. It is important to provide a meaningful annual salary to attract and retain a high caliber leadership team, and to have an appropriate level of cash compensation that is not variable.
Annual Compensation – Performance-Based Annual Cash Incentive
The NEOs participate in a corporate performance-based annual cash incentive plan. The value of annual cash incentive awards that the NEOs earn each year is based upon Kroger’s overall company performance compared to goals established by the Compensation Committee based on the business plan adopted by the Board of Directors.
A minimum level of performance must be achieved before any payouts are earned, while a payout of up to 210% of target incentive potential can be achieved for superior performance on the corporate plan metrics. There are no guaranteed or minimum payouts; if none of the performance goals are achieved, then none of the incentive amount is earned and no payout is made.
The annual cash incentive plan is designed to encourage decisions and behavior that drive the annual operating results and the long-term success of the Company. Kroger’s success is based on a combination of factors, and accordingly the Compensation Committee believes that it is important to encourage behavior that supports multiple elements of our business strategy.
2020 Annual Cash Incentive Plan
The corporate annual cash incentive plan is a broad-based plan used across the Kroger enterprise. Approximately 53,300 associates are eligible to receive incentive payouts based all or in part on the incentive plan described below.
Because of the unique circumstances created by the pandemic, the Compensation Committee modified the annual incentive plan in two ways.
First, the 2020 incentive plan was comprised of two parts:
(1)
A Q1 Bonus, which was earned at an amount equal to 200% of the Q1 proration of a participant’s annual incentive target; the actual amounts of Q1 Bonus paid to the NEOs for 2020 are reported in the Summary Compensation Table in the “Bonus” column; and

(2)
The Q2 – Q4 2020 Corporate Incentive Plan, which also paid out at 200% and was applied to the Q2 – Q4 proration of a participant’s annual incentive target. The Q2 – Q4 2020 Corporate Incentive Plan was based on a grid with two metrics: ID Sales, excluding Fuel, and Adjusted FIFO Operating Profit, including Fuel, with the opportunity for a 10% “kicker” based on improvement in produce share as described below. These are the same metrics used for the 2019 annual incentive plan.

Second, the annual incentive plan is typically an all cash plan, however in light of the extraordinary results in this unique and challenging pandemic year, as well as the Compensation Committee’s desire to create ongoing alignment with shareholders and reward sustained performance beyond 2020, the Committee determined to pay 2020 plan awards to the NEOs as follows: for the CEO, half in cash and half in restricted stock vesting in one year; and for the other NEOs: three-quarters in cash and one-quarter in restricted stock vesting in one year.

To illustrate the 2020 incentive plan:
•	Mr. McMullen’s annual incentive plan target is $2,500,000, resulting in $5,000,000 total payout at 200%.
•	The Compensation Committee determined to pay out that amount half in equity and half in cash.
•	The $2,500,000 cash payment is attributable to:
○	Q1 Bonus = $769,231
○	Q2-Q4 2020 Corporate Incentive Plan = $1,730,769
Q2 – Q4 2020 Corporate Incentive Plan Metrics
Metric		Rationale for Use
Sales and Profit Grid, maximum payout of 200%
ID Sales, excluding Fuel	•
Identical Sales (“ID Sales”) represent sales, excluding fuel, at our supermarkets that have been open without expansion or relocation for five full quarters, plus sales growth at all other customer-facing non-supermarket businesses, including Kroger Specialty Pharmacy and ship to home solutions.

	•	We believe that ID Sales are the best measure of real growth of our sales across the enterprise. A key driver of our model is ID Sales growth.
Adjusted FIFO Operating Profit, including Fuel	•	This financial metric equals gross profit, excluding the LIFO charge, minus OG&A, and minus depreciation and amortization.
•
Adjusted FIFO Operating Profit, including fuel, is a key measure of company success as it tracks our earnings from operations, and it measures our day-to-day operational effectiveness. It is a useful measure to investors because it reflects the revenue and expense that a company can control.

Kicker, worth an additional 10%
Produce Kicker	•	Produce is a primary driver of where customers choose to shop, and it is a key component of our ability to be Fresh for Everyone.
	•	An additional 10% is earned if Kroger achieves certain pre-determined goals with respect to produce share.
Q2 – Q4 2020 Corporate Incentive Plan Results
The Q2 – Q4 2020 goals established by the Compensation Committee, the actual results, and the incentive percentage earned for the performance metrics of the Q2 – Q4 2020 Corporate Incentive Plan were as follows.
The Q2 – Q4 2020 Corporate Incentive Plan payout metric is ID Sales, excluding Fuel, and Adjusted FIFO Operating Profit, including Fuel, determined on the following grid, with payouts interpolated for actual performance levels between the defined goals on the grid:
Q2 – Q4 2020 Corporate Incentive Plan Metrics Grid – ID Sales and Adjusted FIFO Operating Profit
		ID Sales, excluding Fuel
		1.00%	2.00%	3.00%	4.00%	5.00%
Adjusted FIFO Operating Profit,	≥1,640	0%	25%	40%	50%	60%
including Fuel	≥1,840	10%	40%	55%	65%	75%
($ in millions)	≥2,040	20%	60%	90%	110%	130%
	≥2,240	30%	90%	135%	165%	200%

Q2 – Q4 2020 Corporate Incentive Plan – Actual Results and Payout Percentages
Performance Metrics	Result	Payout Percentage[1]
ID Sales/Adjusted FIFO Operating Profit	ID Sales = 12.0%/Adjusted FIFO OP = $2,620 million	200%
Produce Kicker[2]	*	0%
Total Earned		200%
(1)	See grid above.
(2)
An additional 10% would have been earned if Kroger had achieved a certain goal with respect to produce share. That goal was established by the Compensation Committee but is not disclosed because it is competitively sensitive.

Following the close of the 2020 fiscal year, the Compensation Committee reviewed Kroger’s performance against each of the metrics outlined above and determined the extent to which Kroger achieved those objectives. Our performance compared to the goals established by the Compensation Committee resulted in a payout on the Q2 – Q4 2020 Corporate Incentive Plan of 200% of the participant’s incentive plan target for all of the participants, including the NEOs.
The Compensation Committee maintains the ability to reduce the annual cash incentive payout for all executive officers, including the NEOs, and the independent directors retain that discretion for the CEO’s incentive payout if they determine for any reason that the incentive payouts were not appropriate given their assessment of Company performance. However, no adjustments were made in 2020. The Compensation Committee and the independent directors also retained the ability to adjust the goals for each metric under the plan should unanticipated developments arise during the year – however no adjustments were made to the Q2 – Q4 2020 goals.
As described above, the corporate annual cash incentive payout percentage is applied to each NEO’s incentive plan target which is determined by the Compensation Committee, and the independent directors in the case of the CEO. The actual amounts of performance-based annual incentive paid to the NEOs for 2020 are reported in the Summary Compensation Table in the “Stock Awards” and “Non-Equity Incentive Plan Compensation” columns and footnotes 2 and 4 to that table.
Long-Term Compensation Program
The Compensation Committee believes in the importance of providing an incentive to the NEOs to achieve the long-term goals established by the Board. As such, a majority of NEO compensation is dependent on the achievement of the Company’s long-term goals. Long-term compensation promotes long-term value creation and discourages the over-emphasis of attaining short-term goals at the expense of long-term growth.
The long-term incentive program is structured to be a combination of performance- and time-based compensation that reflects elements of financial and common share performance to provide both retention value and alignment with company performance. As of 2019, in response to feedback from shareholders and market practices, our Compensation Committee determined that all long-term compensation would be equity-based as follows; 50% of equity granted under the program would be performance-based and the remaining 50% of equity would be time-based consisting of 30% in the form of restricted stock and 20% in the form of stock options.
Each year, NEOs receive grants under the long-term compensation program, which is structured as follows:
•	Performance-Based (50% of NEO long-term target compensation)
○
Long-term performance-based compensation is provided under a Long-Term Incentive Plan adopted by the Compensation Committee. The Committee adopts a new plan every year, measuring improvement on the Company’s long-term goals over successive three-year periods. Accordingly, at any one time there are three plans outstanding, which are summarized below.

○
Under the Long-Term Incentive Plans, NEOs receive grants of equity called performance units, and until 2019 received cash “grants” as well. A fixed number of performance units based on level and individual performance is awarded to each participant at the beginning of the three-year performance period and prior to 2019 a cash incentive target was set as well.

○
Payouts under the plan are contingent on the achievement of certain strategic performance and financial measures and incentivize recipients to promote long-term value creation and enhance shareholder wealth by supporting the Company’s long-term strategic goals.

○
The payout percentage, based on the extent to which the performance metrics are achieved, is applied to both the long-term cash incentive potential (for plans prior to 2019) and the number of performance units awarded.

○
Performance units are “paid out” in Kroger common shares based on actual performance, along with a cash amount equal to the dividends paid during the performance period on the number of issued common shares.

•	Time-Based (50% of NEO long-term target compensation)
○	Long-term time-based compensation consists of stock options and restricted stock, which are linked to common share performance creating alignment between the NEOs’ and our shareholders’ interests.
○
Stock options have no initial value and recipients only realize benefits if the value of our common shares increases following the date of grant, further aligning the NEOs’ and our shareholders’ interests.

Amounts of long-term compensation awards issued and outstanding for the NEOs are set forth in the Executive Compensation Tables section.
Summary of Three Long-Term Incentive Plans Outstanding During 2020
The Compensation Committee adopts a new Long-Term Incentive Plan each year, which provides for overlapping three-year performance periods. Additional detail regarding each of the three plans is provided below, and a summary of the design of the plans outstanding during 2020 is as follows:
	2018-2020 LTIP	2019-2021 LTIP	2020-2022 LTIP
Cash Component	Cash incentive potential set by Compensation Committee	No cash component	No cash component
Performance Units and Dividends
Performance units are equity grants which are “paid out” in Kroger common shares, based on actual performance at the end of the 3-year performance period, along with a cash amount equal to the dividends paid during the performance period on the number of issued common shares ultimately earned.

Performance Metrics	Restock Kroger metrics + ROIC multiplier	Restock Kroger metrics + ROIC multiplier
○ Total Sales without
Fuel + Fuel Gallons;
○ Growth in Adjusted FIFO Operating Profit, including Fuel
○ Cumulative Adjusted Free Cash Flow;
○ Fresh Equity metric; and
○ Relative Total Shareholder Return modifier

Determination of Payout	The payout percentage, based on the extent to which the performance metrics are achieved, is applied to both the long-term cash incentive potential and the number of performance units awarded.		The payout percentage, based on the extent to which the performance metrics are achieved, is applied to number of performance units awarded.
Maximum Payout	120%	120%	125%
Payout Date	March 2021	March 2022	March 2023

2018-2020 Long-Term Incentive Plan – Results
For the 2018-2020 Long-Term Incentive Plan, which was paid out in cash and equity, performance was measured on the Restock Kroger metrics of Cumulative Restock Savings & Benefits and Cumulative Adjusted Free Cash Flow, with each metric accounting for 50% of the payout, and then an ROIC multiplier was applied.
The Restock Kroger metrics are calculated as follows:
•
Cumulative Restock Savings & Benefits is an internal calculation that is a combination of cost savings generated under our Kroger Way Plans; incremental profits from ID sales growth; and incremental net operating profit from our alternative profit streams.

•
Adjusted Free Cash Flow is an adjusted free cash flow measure calculated as net cash provided by operating activities minus net cash used by investing activities plus or minus adjustments for certain items.

	Threshold = 50% Payout	Target = 100% Payout	Result	Payout Percentage	Weight	Payout Amount
Cumulative Restock Savings & Benefits	$3.0B	$4.45B	$5.24B	100%	50%	50%
Cumulative Adjusted Free Cash Flow(1)	$4.875B	$6.50B	$7.54B	100%	50%	50%
Unadjusted Payout						100%
(1)
Cumulative Adjusted Free Cash Flow is a non-GAAP measure calculated as net cash provided by operating activities minus net cash used by investing activities plus, in this case, an amount equal to cash taxes paid on the gain on the sale of Turkey Hill Dairy and You Technology.

After the calculation of the two metrics above, a Return on Invested Capital multiplier is applied, as follows:
ROIC Modifier Component
ROIC(1) Results	Payout Modifier
Less than 12.12%	80%
12.12% - 12.32%	100%
Greater than 12.32%	120%
(1)
Return on invested capital is a non-GAAP measure. We calculate return on invested capital (“ROIC”) by dividing adjusted ROIC operating profit for the prior four quarters by the average invested capital. Adjusted operating profit for ROIC purposes is calculated by excluding certain items included in operating profit, and adding back our LIFO charge (credit), depreciation and amortization and rent to our U.S. GAAP operating profit of the prior four quarters. Average invested capital is calculated as the sum of: (i) the average of our total assets, (ii) the average LIFO reserve, and (iii) the average accumulated depreciation and amortization; minus (i) the average taxes receivable, (ii) the average trade accounts payable, (iii) the average accrued salaries and wages, (iv) the average other current liabilities, excluding accrued income taxes, (v) the average liabilities held for sale and (vi) certain other adjustments. Averages are calculated for ROIC by adding the beginning balance of the first quarter and the ending balance of the fourth quarter, of the last four quarters, and dividing by two

Final Payout. The actual ROIC result is 12.87%. Accordingly, the Unadjusted Payout percentage of 100% was modified to 120%.
The NEOs received long-term cash incentive payments in an amount equal to 120% of that executive’s long-term cash incentive potential and were issued the number of Kroger common shares equal to 120% of the number of performance units awarded to that executive, along with a cash amount equal to the dividends paid on that number of common shares during the three-year performance period.
The cash payout and dividends paid on common shares earned under the 2018-2020 Long-Term Incentive Plan are reported in the “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the

Summary Compensation Table and footnotes 4 and 6 to that table, respectively, and the common shares issued under the plan are reported in the 2020 Option Exercises and Stock Vested Table and footnote 2 to that table.
2019-2021 Long-Term Incentive Plan Metrics
The 2019-2021 Long-Term Incentive Plan reflects existing Restock Kroger metrics for the final two years of the 2018-2020 Restock Kroger financial plan, along with an ROIC component for fiscal year 2021. Each of the following plan components account for 50% of the potential payout percentage.
Plan Component	2019-2020
Cumulative Restock Savings & Benefits
Threshold = 50% payout	$2.050B
Target = 100% payout	$3.434B
Cumulative Adjusted Free Cash Flow
Threshold = 50% payout	$3.675B
Target = 100% payout	$4.640B
After the calculation of the two metrics above, a 2021 Return on Invested Capital multiplier is applied, as follows:
ROIC Modifier Component
FY 2021 ROIC Results	Payout Modifier
Less than 12.12%	80%
12.12% - 12.32%	100%
Greater than 12.32%	120%
The payout percentage will be applied to the number of performance units granted under the plan to determine the payout amount.
2020-2022 Long-Term Incentive Plan Metrics
With respect to our long-term performance-based compensation, since 2018, Kroger’s metrics in its Long-Term Incentive Plans have focused on key Restock Kroger metrics. With the three-year financial targets of the 2018-2020 Restock Kroger plan concluding in 2020, the Compensation Committee reconsidered the long-term incentive plan framework. In November 2019, Kroger committed to investors an 8-11% Total Shareholder Return (TSR) target. The Compensation Committee determined that going forward, the Long-Term Incentive Plan metrics should align with Kroger’s long-term business plans and growth model that we communicated to shareholders.
Accordingly, the 2020-2022 Long-Term Incentive Plan has the following components which support our long-term business plans, each accounting for 25% of the payout calculation:
Metric	Rationale for Use		Weighting
Total Sales without Fuel + Fuel Gallons	•	This metric represents total revenue dollars without fuel + the number of fuel gallons sold over the three-year term of the plan. It represents the important metric of top line growth of the business from all channels.	25%
Growth in Adjusted FIFO Operating Profit, including Fuel	•	This financial metric equals gross profit, excluding the LIFO charge, minus OG&A, and minus depreciation and amortization.	25%
	•
Adjusted FIFO Operating Profit, including fuel, is a key measure of company success as it tracks our earnings from operations, and it measures our day-to-day operational effectiveness. It is a useful measure to investors because it reflects the revenue and expense that a company can control. It is particularly important to focus on growth of this financial measure over time.

Metric	Rationale for Use		Weighting
Cumulative Adjusted Free Cash Flow	•	Adjusted Free Cash Flow is an adjusted free cash flow measure calculated as net cash provided by operating activities minus net cash used by investing activities plus or minus adjustments for certain items.	25%
	•	It is an important measure for the business because it reflects the cash left over after the company pays for operating expenses and capital expenditures.
Fresh Equity metric	•	Fresh is a key element of how people decide where to shop. It drives trips and therefore delivers business results. Fresh is the core focus of how we differentiate and drive great engagement with customers and it will be a key driver of our growth.	25%
The forward looking goals of each metric are not disclosed as this would create competitive harm.
After the calculation of the four metrics above, a modifier based on Relative Total Shareholder Return compared to the S&P 500 will be applied, as follows:
TSR Relative to S&P 500	Modifier
25th percentile	75% payout
50th percentile	100% payout
75th percentile	125% payout
The payout percentage, as modified by the Relative TSR modifier, will be applied to the number of performance units granted under the plan to determine the payout amount.
Stock Options and Restricted Stock
Stock options and restricted stock continue to play an important role in rewarding NEOs for the achievement of long-term business objectives and providing incentives for the creation of shareholder value. Awards based on Kroger’s common shares are granted annually to the NEOs. Kroger historically has distributed time-based equity awards widely, aligning the interests of employees with your interest as shareholders.
The options permit the holder to purchase Kroger common shares at an option price equal to the closing price of Kroger common shares on the date of the grant. Options are granted only on one of the four dates of Board meetings conducted after Kroger’s public release of its quarterly earnings results.
The Compensation Committee determines the vesting schedule for stock options and restricted stock. During 2020, the Compensation Committee granted to the NEOs stock options and restricted stock, each with a four-year rateable vesting schedule, with the exception of restricted stock granted with respect to the Q2 – Q4 2020 Corporate Incentive Plan, which vests in one year and promotion awards with three-year ratable vesting schedules.
As discussed below under Stock Ownership Guidelines, covered individuals, including the NEOs, must hold 100% of common shares issued pursuant to performance units earned, the shares received upon the exercise of stock options or upon the vesting of restricted stock, except those necessary to pay the exercise price of the options and/or applicable taxes, until applicable stock ownership guidelines are met, unless the disposition is approved in advance by the CEO, or by the Board or Compensation Committee for the CEO.
Retirement and Other Benefits
Kroger maintains several defined benefit and defined contribution retirement plans for its employees. The NEOs participate in one or more of these plans, as well as one or more excess plans designed to make up the shortfall in retirement benefits created by limitations under the Internal Revenue Code (the “Code”) on benefits to highly compensated individuals under qualified plans. Additional details regarding certain retirement benefits available to the NEOs can be found below in footnote 6 to the Summary Compensation Table and the 2020 Pension Benefits Table and the accompanying narrative.
Kroger also maintains an executive deferred compensation plan in which some of the NEOs participate. This plan is a nonqualified plan under which participants can elect to defer up to 100% of their cash compensation each year. Additional details regarding our nonqualified deferred compensation plans available to the NEOs can be found below in the 2020 Nonqualified Deferred Compensation Table and the accompanying narrative.

Kroger also maintains The Kroger Co. Employee Protection Plan (“KEPP”), which covers all of our management employees who are classified as exempt under the federal Fair Labor Standards Act and certain administrative or technical support personnel who are not covered by a collective bargaining agreement, with at least one year of service. KEPP has a double trigger change in control provision and it provides for severance benefits and extended Kroger-paid health care, as well as the continuation of other benefits as described in the plan, when an employee is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in KEPP). Participants are entitled to severance pay of up to 24 months’ salary and annual incentive target. The actual amount is dependent upon pay level and years of service. KEPP can be amended or terminated by the Board at any time prior to a change in control.
With respect to awards prior to 2019, performance-based long-term cash incentive, performance unit, stock option, and restricted stock grant agreements with award recipients provide that those awards “vest,” with 50% of the long-term cash incentive potential being paid, common shares equal to 50% of the performance units being awarded, options becoming immediately exercisable, and restrictions on restricted stock lapsing upon a change in control as described in the grant agreements. Grants made in 2019 have double trigger change in control provisions and the “vesting” described above is only triggered if an employee is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in the grant agreement, and consistent with KEPP).
None of the NEOs are party to an employment agreement.
Perquisites
Our NEOs receive limited perquisites as the Compensation Committee does not believe that it is necessary for the attraction or retention of management talent to provide executives a substantial amount of compensation in the form of perquisites.
Process for Establishing Executive Compensation
The Compensation Committee of the Board has the primary responsibility for establishing the compensation of our executive officers, including the NEOs, with the exception of the CEO. The Compensation Committee’s role regarding the CEO’s compensation is to make recommendations to the independent members of the Board; those members of the Board establish the CEO’s compensation.
The Compensation Committee directly engaged Korn Ferry as a compensation consultant to advise the Compensation Committee in the design of compensation for executive officers and to advise with respect to the unique circumstances of the 2020 compensation cycle.
Korn Ferry conducted an annual competitive assessment of executive positions at Kroger for the Compensation Committee. The assessment is one of several bases, as described above, on which the Compensation Committee determines compensation. The consultant assessed:
•	base salary;
•	target performance-based annual cash incentive;
•	target annual cash compensation (the sum of salary and annual cash incentive potential);
•	long-term incentive compensation, comprised of performance units, stock options and restricted stock; and
•	total direct compensation (the sum of target annual cash compensation and long-term compensation).
In addition to the factors identified above, the consultant also reviewed actual payout amounts against the targeted amounts.
The consultant compared these elements against those of other companies in a group of publicly traded companies selected by the Compensation Committee. For 2020, our peer group consisted of:
Best Buy	Home Depot	Target
Cardinal Health	Johnson & Johnson	TJX Companies
Costco Wholesale	Lowes	Wal-Mart
CVS Health	Procter & Gamble	Walgreens Boots Alliance
Express Scripts	Sysco

The make-up of the compensation peer group is reviewed annually and modified as circumstances warrant. In addition, the Compensation Committee considered data from “general industry” companies provided by its independent compensation consultant, a representation of major publicly-traded companies of similar size and scope from outside the retail industry. This data provided reference points, particularly for senior executive positions where competition for talent extends beyond the retail sector. The peer group includes a combination of food and drug retailers, other large retailers based on revenue size, and large consumer-facing companies. Median 2020 revenue for the peer group was $96 billion, compared to our 2020 revenue of $132 billion.
Considering the size of Kroger in relation to other peer group companies, the Compensation Committee believes that salaries paid to our NEOs should be competitively positioned relative to amounts paid by peer group companies for comparable positions. The Compensation Committee also aims to provide an annual cash incentive potential to our NEOs that, if achieved at superior levels, would cause total cash compensation to be meaningfully above the median. Actual payouts may be as low as zero if performance does not meet the baselines established by the Compensation Committee.
The independent members of the Board have the exclusive authority to determine the amount of the CEO’s compensation. In setting total compensation, the independent directors consider the median compensation of the peer group’s CEOs. With respect to the annual incentive plan, the independent directors make two determinations: (1) the annual cash incentive potential that will be multiplied by the corporate annual cash incentive payout percentage earned that is applicable to the NEOs and (2) the annual cash incentive amount paid to the CEO by retaining discretion to reduce the annual cash incentive percentage payout the CEO would otherwise receive under the formulaic plan.
The Compensation Committee performs the same function and exercises the same authority as to the other NEOs. In its annual review of compensation for the NEOs, the Compensation Committee:
•
Conducts an annual review of all components of compensation, quantifying total compensation for the NEOs including a summary for each NEO of salary; performance-based annual cash incentive; long-term performance-based equity comprised of performance units, stock options and restricted stock.

•
Considers internal pay equity at Kroger to ensure that the CEO is not compensated disproportionately. The Compensation Committee has determined that the compensation of the CEO and that of the other NEOs bears a reasonable relationship to the compensation levels of other executive positions at Kroger taking into consideration performance and differences in responsibilities.

•
Reviews a report from the Compensation Committee’s compensation consultant reflecting a comprehensive review of each element of pay mix, both annual and long-term and comparing NEO compensation with that of other companies, including both our peer group of competitors and a larger general industry group, to ensure that the Compensation Committee’s objectives of competitiveness are met.

•
Takes into account a recommendation from the CEO for salary, annual cash incentive potential and long-term compensation awards for each of the senior officers including the other NEOs. The CEO’s recommendation takes into consideration the objectives established by and the reports received by the Compensation Committee as well as his assessment of individual job performance and contribution to our management team.

The Compensation Committee does not make use of a formula, but both qualitatively and quantitatively considers each of the factors identified above in setting compensation.
Shareholder Engagement & the 2020 Advisory Vote to Approve Executive Compensation
At the 2020 annual meeting, we held our tenth annual advisory vote on executive compensation. Over 90% of the votes cast were in favor of the advisory vote in 2020. In 2020, we also requested meetings with shareholders representing 43% of our outstanding shares during the proxy season and off-season engagement and ultimately engaged with shareholders representing 27% of our outstanding shares. Conversations with our shareholders in these meetings included discussions of our compensation program, with our shareholders providing feedback that they appreciate the pay for performance nature of our program’s structure.

Stock Ownership Guidelines
To more closely align the interests of our officers and directors with your interests as shareholders, the Board has adopted stock ownership guidelines. These guidelines require non-employee directors, executive officers, and other key executives to acquire and hold a minimum dollar value of Kroger common shares as set forth below:
Position	Multiple
Chief Executive Officer	5 times base salary
President and Chief Operating Officer	4 times base salary
Executive Vice Presidents and Senior Vice Presidents	3 times base salary
Group Vice Presidents, Division Presidents, and Other Designated Key Executives	2 times base salary
Non-employee Directors	5 times annual base cash retainer
All covered individuals are expected to achieve the target level within five years of appointment to their positions. Until the requirements are met, covered individuals, including the NEOs, must hold 100% of common shares issued pursuant to performance units earned, shares received upon the exercise of stock options and upon the vesting of restricted stock, except those necessary to pay the exercise price of the options and/or applicable taxes, and must retain all Kroger common shares unless the disposition is approved in advance by the CEO, or by the Board or Compensation Committee for the CEO.
Executive Compensation Recoupment Policy (Clawback)
Under the 2019 Long-Term Incentive and Cash Bonus Plan (the “2019 Plan”), unless an award agreement provides otherwise, if a participant’s employment or service is terminated for cause, or if after termination the Compensation Committee determines either that (i) prior to termination, the participant engaged in an act or omission that would have warranted termination for cause or (ii) after termination, the participant violates any continuing obligation or duty of the participant with respect to Kroger, any gain realized by the participant from the exercise, vesting or payment of any award may be cancelled, forfeited or recouped in the sole discretion of the Committee. Under the 2019 Plan, any gain realized by the participant from the exercise, vesting or payment of any award may also be recouped if, within one year after such exercise, vesting or payment, (i) a participant is terminated for cause, (ii) the Compensation Committee determines that the participant is subject to recoupment pursuant to any Kroger policy, or (iii) after a participant’s termination for any reason, the Compensation Committee determines either that (1) prior to termination the participant engaged in an act or omission that would have warranted termination for cause, or (2) after termination the participant violates any continuing obligation or duty of the participant with respect to Kroger. Unless otherwise defined under 2019 Plan award agreement, “cause” has the meaning as defined in The Kroger Co. Employee Protection Plan, as amended from time to time.
Additionally, if an award based on financial statements that are subsequently restated in a way that would decrease the value of such award, the participant will, to the extent not otherwise prohibited by law, upon the written request of Kroger, forfeit and repay to Kroger the difference between what was received and what should have been received based on the accounting restatement, which will be repaid in accordance with any applicable Kroger policy or applicable law, including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations adopted thereunder.
Kroger also has a recoupment policy, which provides that if a material error of facts results in the payment to an executive officer at the level of Group Vice President or higher of an annual cash incentive or a long-term cash incentive in an amount higher than otherwise would have been paid, as determined by the Compensation Committee, then the officer, upon demand from the Compensation Committee, will reimburse Kroger for the amounts that would not have been paid if the error had not occurred. This recoupment policy applies to those amounts paid by Kroger within 36 months prior to the detection and public disclosure of the error. In enforcing the policy, the Compensation Committee will take into consideration all factors that it deems appropriate, including:
•	the materiality of the amount of payment involved;
•	the extent to which other benefits were reduced in other years as a result of the achievement of performance levels based on the error;
•	individual officer culpability, if any; and
•	other factors that should offset the amount of overpayment.

Compensation Policies as They Relate to Risk Management
As part of the Compensation Committee’s review of our compensation practices, the Compensation Committee considers and analyzes the extent to which risks arise from such practices and their impact on Kroger’s business. As discussed in this Compensation Discussion and Analysis, our policies and practices for compensating employees are designed to, among other things, attract and retain high quality and engaged employees. In this process, the Compensation Committee also focuses on minimizing risk through the implementation of certain practices and policies, such as the executive compensation recoupment policy, which is described above. Accordingly, we do not believe that our compensation practices and policies create risks that are reasonably likely to have a material adverse effect on Kroger.
Prohibition on Hedging and Pledging
The Board adopted a policy prohibiting Kroger directors and executive officers from engaging, directly or indirectly, in the pledging of, hedging transactions in, or short sales of, Kroger securities.
Section 162(m) of the Internal Revenue Code
Prior to the effective date of the Tax Cuts and Jobs Act of 2017, Section 162(m) of the Code generally disallowed a federal tax deduction to public companies for compensation greater than $1 million paid in any tax year to specified executive officers unless the compensation was “qualified performance-based compensation” under that section. Pursuant to the Tax Cuts and Jobs Act of 2017, the exception for “qualified performance-based compensation” under Section 162(m) of the Code was eliminated with respect to all remuneration in excess of $1 million other than qualified performance-based compensation pursuant to a written binding contract in effect on November 2, 2017 or earlier which was not modified in any material respect on or after such date (the legislation providing for such transition rule, the “Transition Rule”).
As a result, performance-based compensation that the Compensation Committee structured with the intent of qualifying as performance-based compensation under Section 162(m) prior to the change in the law may or may not be fully deductible, depending on the application of the Transition Rule. In addition, compensation arrangements structured following the change in law will be subject to the Section 162(m) limitation (without any exception for performance-based compensation). Consistent with its past practice, the Committee will continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our shareholders, with deductibility of compensation being one of a variety of considerations taken into account.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with Kroger’s management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Kroger’s proxy statement and incorporated by reference into its Annual Report on Form 10-K.
Compensation Committee:
Clyde R. Moore, Chair
Susan J. Kropf
Amanda Sourry
Mark Sutton

Executive Compensation Tables
Summary Compensation Table
The following table and footnotes provide information regarding the compensation of the NEOs for the fiscal years presented.
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
W. Rodney McMullen	2020	$1,341,060	$769,231	$10,900,041	$2,101,581	$4,888,929	$1,795,455	$577,277	$22,373,574
Chairman and Chief	2019	$1,311,849	—	$8,400,002	$2,100,170	$2,006,450	$6,962,485	$348,692	$21,129,648
Executive Officer	2018	$1,311,984	—	$4,999,996	$2,367,858	$2,692,833	$335,955	$329,246	$12,037,872
Gary Millerchip	2020	$601,050	$312,426	$2,498,469	$540,409	$1,092,959	$0	$122,376	$5,167,689
Senior Vice President	2019	$472,561	—	$2,350,034	$775,042	$442,755	$0	$101,888	$4,142,280
and Chief Financial Officer
Stuart Aitken	2020	$849,484	$323,077	$3,010,038	$540,409	$1,586,363	$0	$177,900	$6,487,271
Senior Vice President and	2019	$822,460	—	$2,225,025	$600,051	$830,446	$0	$134,801	$4,612,783
Chief Merchandising &	2018	$724,946	—	$1,059,224	$224,548	$817,670	$0	$107,830	$2,934,218
Marketing Officer
Yael Cosset	2020	$689,567	$312,426	$2,998,473	$540,409	$1,338,239	$0	$121,168	$6,000,282
Senior Vice President	2019	$638,519	—	$1,825,016	$500,042	$572,191	$0	$110,044	$3,645,812
and Chief Information Officer
Michael Donnelly	2020	$982,973	$553,846	$4,200,014	$900,678	$2,296,154	$905,574	$255,268	$10,094,507
Executive Vice President	2019	$922,516	—	$3,200,002	$800,064	$1,060,269	$4,111,824	$235,009	$10,329,684
and Chief Operating Officer	2018	$885,677	—	$2,355,780	$769,118	$1,344,160	$205,544	$133,014	$5,693,293
(1)	Amounts reflect the Q1 Bonus amounts. See “2020 Annual Cash Incentive Plan” in the CD&A for information about the Q1 Bonus.
(2)
Amounts reflect the grant date fair value of restricted stock and performance units granted each fiscal year, as computed in accordance with FASB ASC Topic 718. The following table reflects the value of each type of award granted to the NEOs in 2020:

Name	Restricted Stock	Performance Units
Mr. McMullen	$5,650,054	$5,249,987
Mr. Millerchip	$1,148,466	$1,350,003
Mr. Aitken	$1,660,035	$1,350,003
Mr. Cosset	$1,648,470	$1,350,003
Mr. Donnelly	$1,950,028	$2,249,986
The grant date fair value of the performance units reflected in the stock awards column and in the table above is computed based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the valuations are set forth in Note 12 to the consolidated financial statements in Kroger’s Form 10-K for fiscal year 2020.
Assuming that the highest level of performance conditions is achieved, the aggregate fair value of the 2020 performance unit awards at the grant date is as follows:
Name	Value of Performance Units Assuming Maximum Performance
Mr. McMullen	$6,562,484
Mr. Millerchip	$1,687,504
Mr. Aitken	$1,687,504
Mr. Cosset	$1,687,504
Mr. Donnelly	$2,812,483
(3)
These amounts represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the valuations are set forth in Note 12 to the consolidated financial statements in Kroger’s Form 10-K for fiscal year 2020.

(4)	Non-equity incentive plan compensation earned for 2020 consists of amounts earned under the Q2 – Q4 2020 Corporate Incentive Plan and the 2018-2020 Long-Term Incentive Plan.
Name	Q2 – Q4 2020 Corporate Incentive Plan Cash Payment	Long-Term Cash Incentive
Mr. McMullen	$1,730,769	$3,158,160
Mr. Millerchip	$702,959	$390,000
Mr. Aitken	$726,923	$859,440
Mr. Cosset	$702,959	$635,280
Mr. Donnelly	$1,246,154	$1,050,000
The Q2 – Q4 2020 Corporate Incentive Plan was calculated at 200% and was applied to the Q2 – Q4 prorated amount of each NEO’s annual incentive plan target. The 200% payout was allocated one half to cash for Mr. McMullen and three-quarters to cash for the remaining NEOs (reflected in the table above); and one half to restricted stock for Mr. McMullen and one-quarter to restricted stock for the remaining NEOs (and reflected in the Stock Award column of the Summary Compensation Table and footnote 2). These cash amounts were earned with respect to performance in Q2 – Q4 2020 and paid in March 2021. See “Q2 – Q4 2020 Corporate Incentive Plan Results” in the CD&A for more information on this plan.
The long-term cash incentive awarded under the 2018-2020 Long-Term Incentive Plan is a performance-based incentive plan designed to reward participants for improving the long-term performance of the Company. See “2018-2020 Long-Term Incentive Plan – Results” in the CD&A for more information on this plan.
(5)
For 2020, the amounts reported consist of the aggregate change in the actuarial present value of each NEO’s accumulated benefit under a defined benefit pension plan (including supplemental plans) and preferential earnings on nonqualified deferred compensation, which apply to Mr. McMullen and Mr. Donnelly. The remainder of the NEOs do not participate in a defined benefit pension plan or in a nonqualified deferred compensation plan.

Name	Change in Pension Value	Preferential Earnings on Nonqualified Deferred Compensation
Mr. McMullen	$1,658,565	$136,890
Mr. Millerchip	—	—
Mr. Aitken	—	—
Mr. Cosset	—	—
Mr. Donnelly	$897,958	$7,616
Change in Pension Value. These amounts represent the aggregate change in the actuarial present value of accumulated pension benefits. The Company froze the compensation and service periods used to calculate pension benefits for active employees who participate in the affected pension plans, including the NEO participants, as of December 31, 2019. Beginning January 1, 2020, the affected active employees will no longer accrue additional benefits for future service and eligible compensation received under these plans. Pension values fluctuate from year to year depending on the assumptions used to determine the present value, such as the discount rate, and increase each year due to aging, as the benefits are one year closer to being paid. Please see the 2020 Pension Benefits section for further information regarding the assumptions used in calculating pension benefits.
Preferential Earnings on Nonqualified Deferred Compensation. Mr. McMullen and Mr. Donnelly participate in The Kroger Co. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the plan, deferred compensation earns interest at a rate representing Kroger’s cost of ten-year debt, as determined by the CFO, and approved by the Compensation Committee prior to the beginning of each deferral year. For each participant, a separate deferral account is created each year and the interest rate established for that year is applied to that deferral account until the deferred compensation is paid out. If the interest rate established by Kroger for a particular year exceeds 120% of the applicable federal long-term interest rate that corresponds most closely to the plan rate, the amount by which the plan rate exceeds 120% of the corresponding federal rate is deemed to be above-market or preferential. In eighteen of the twenty-seven years in which at least one

NEO deferred compensation, the rate set under the plan for that year exceeds 120% of the corresponding federal rate. For each of the deferral accounts in which the plan rate is deemed to be above-market, Kroger calculates the amount by which the actual annual earnings on the account exceed what the annual earnings would have been if the account earned interest at 120% of the corresponding federal rate, and discloses those amounts as preferential earnings. Amounts deferred in 2020 earn interest at a rate higher than 120% of the corresponding federal rate; accordingly, there are preferential earnings on these amounts.
(6)
Amounts reported in the “All Other Compensation” column for 2020 include Company contributions to defined contribution retirement plans, dividend equivalents paid on earned performance units, and dividends paid on unvested restricted stock.  In 2020, the total amount of perquisites and personal benefits for each of the NEOs was less than $10,000. The following table identifies the value of each element of compensation.

Name	Retirement Plan Contributions(a)	Payment of Dividend Equivalents on Earned Performance Units	Dividends Paid on Unvested Restricted Stock
Mr. McMullen	$131,283	$203,788	$242,206
Mr. Millerchip	$44,952	$15,045	$62,379
Mr. Aitken	$65,025	$55,458	$57,417
Mr. Cosset	$49,599	$15,486	$56,083
Mr. Donnelly	$80,869	$67,753	$106,646
(a)
Retirement plan contributions. The Company makes automatic and matching contributions to NEOs’ accounts under the applicable defined contribution plan on the same terms and using the same formulas as other participating employees. The Company also makes contributions to NEOs’ accounts under the applicable defined contribution plan restoration plan, which is intended to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under the defined contribution plans in accordance with the Code.

2020 Grants of Plan-Based Awards
The following table provides information about equity and non-equity incentive awards granted to the NEOs in 2020.
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Target ($)(1)	Maximum ($)(1)	Target (#)(2)	Maximum (#)(2)
W. Rodney McMullen		$2,500,000	$5,250,000
	3/12/2020					108,174			$3,150,027
	3/12/2020						329,154	$29.12	$2,101,581
	3/12/2020			180,288	225,360				$5,249,987
	3/11/2021					71,552			$2,500,027
Gary Millerchip		$700,000	$1,470,000
	3/12/2020					27,816			$810,002
	3/12/2020						84,640	$29.12	$540,409
	3/12/2020			46,360	57,950				$1,350,003
	3/11/2021					9,687			$338,464
Stuart Aitken		$700,000	$1,470,000
	3/12/2020					27,816			$810,002
	9/17/2020					15,380			$500,004
	3/12/2020						84,640	$29.12	$540,409
	3/12/2020			46,360	57,950				$1,350,003
	3/11/2021					10,018			$350,029
Yael Cosset		$700,000	$1,470,000
	3/12/2020					27,816			$810,002
	9/17/2020					15,380			$500,004
	3/12/2020						84,640	$29.12	$540,409
	3/12/2020			46,360	57,950				$1,350,003
	3/11/2021					9,687			$338,464
Michael J. Donnelly		$1,200,000	$2,520,000
	3/12/2020					46,360			$1,350,003
	3/12/2020						141,066	$29.12	$900,678
	3/12/2020			77,266	96,583				$2,249,986
	3/11/2021					17,173			$600,025
(1)
These amounts relate to the 2020 performance-based annual cash incentive plan. The amount listed under “Target” represents the annual cash incentive potential of the NEO. By the terms of the plan, payouts are limited to no more than 210% of a participant’s annual cash incentive potential; accordingly, the amount listed under “Maximum” is 210% of that officer’s annual cash incentive potential amount. The amounts actually earned under this plan were paid out in March 2021; are described in the Compensation Discussion and Analysis; and are included in the Summary Compensation Table for 2020 in part in each of the following columns: the “Bonus” column; the “Stock Awards” column and footnote 2; and the “Non-Equity Incentive Plan Compensation” column and footnote 4. See “2020 Annual Cash Incentive Plan” in CD&A for more information about the program for 2020.

(2)
These amounts represent performance units awarded under the 2020 Long-Term Incentive Plan, which covers performance during fiscal years 2020, 2021, and 2022. The amount listed under “Maximum” represents the maximum number of common shares that can be earned by the NEO under the award or 125% of the target amount. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value reported in the last column is based on the probable outcome of the performance conditions as of the grant date. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2020 in the “Stock Awards” column and described in footnote 2 to that table.

(3)
These amounts represent the number of shares of restricted stock granted in 2020. The aggregate grant date fair value reported in the last column is calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2020 in the “Stock Awards” column and described in footnote 2 to that table.

(4)
These amounts represent the number of stock options granted in 2020. Options are granted with an exercise price equal to the closing price of Kroger common shares on the grant date. The aggregate grant date fair value reported in the last column is calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2020 in the “Option Awards” column.

The Compensation Committee, and the independent members of the Board in the case of the CEO, established the incentive potential amounts for the performance-based annual cash incentive awards (shown in this table as “Target”) and the number of performance units awarded for the long-term incentive awards (shown in this table as “Target”). Amounts are payable to the extent that Kroger’s actual performance meets specific performance metrics established by the Compensation Committee at the beginning of the performance period. There are no guaranteed or minimum payouts; if none of the performance metrics are achieved, then none of the award is earned and no payout is made. As described in the CD&A, actual earnings under the performance-based annual cash incentive plan may exceed the target amount if the Company’s performance exceeds the performance goals, but are limited to 210% of the target amount. The potential values for performance units awarded under the 2020-2022 Long-Term Incentive Plan are more particularly described in the CD&A.
The annual restricted stock and nonqualified stock options awards granted to the NEOs vest in equal amounts on each of the first four anniversaries of the grant date, so long as the officer remains a Kroger employee, except that (a) Mr. Aitken’s and Mr. Cosset’s September 2020 award included restricted stock awards of 15,380 shares as special awards granted in connection with promotions that each vest in equal amounts on each of the first three anniversaries of the grant date and (b) the restricted stock granted in March 2021 with respect to a portion of the Q2 – Q4 2020 Corporate Incentive Plan vests on the one year anniversary of the grant date. Any dividends declared on Kroger common shares are payable on unvested restricted stock.

2020 Outstanding Equity Awards at Fiscal Year-End
The following table provides information about outstanding equity-based incentive compensation awards for the NEOs as of the end of 2020. The vesting schedule for each award is described in the footnotes to this table. The market value of unvested restricted stock and unearned performance units is based on the closing price of Kroger’s common shares of $34.50 on January 29, 2021, the last trading day of fiscal 2020.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Rodney McMullen	182,880	—	$12.37	6/23/2021	20,011(9)	$690,380
	194,880	—	$10.98	7/12/2022	107,660(10)	$3,714,270
	194,880	—	$18.88	7/15/2023	95,455(11)	$3,293,198
	300,000	—	$24.67	7/15/2024	108,174(12)	$3,732,003
	235,415	—	$38.33	7/15/2025			169,697(18)	$6,193,941
	286,472	71,619(1)	$37.48	7/13/2026			180,288(19)	$6,602,147
	343,876	229,251(2)	$22.92	7/13/2027
	174,646	174,647(2)	$28.05	7/13/2028
	87,064	261,195(3)	$24.75	3/14/2029
		329,154(4)	$29.12	3/12/2030
Gary Millerchip	9,600	—	$24.67	7/15/2024	1,724(9)	$59,478
	13,992	—	$38.33	7/15/2025	10,311(10)	$355,730
	22,376	5,596(1)	$37.48	7/13/2026	18,183(11)	$627,314
	17,452	17,453(2)	$22.92	7/13/2027	6,061(13)	$209,105
	15,125	15,126(2)	$28.05	7/13/2028	17,834(14)	$615,273
	16,583	49,752(3)	$24.75	3/14/2029	27,816(12)	$959,652
	5,528	11,056(5)	$24.75	3/14/2029			32,323(18)	$1,179,790
	12,779	38,337(6)	$22.08	7/15/2029			46,360(19)	$1,697,703
		84,640(4)	$29.12	3/12/2030
Stuart Aitken	22,326	—	$38.33	7/15/2025	2,141(9)	$73,865
	27,862	6,966(1)	$37.48	7/13/2026	13,115(10)	$452,468
	33,445	22,297(2)	$22.92	7/13/2027	22,728(11)	$784,116
	16,562	16,562(2)	$28.05	7/13/2028	6,061(13)	$209,105
	20,729	62,190(3)	$24.75	3/14/2029	27,816(12)	$959,652
	5,528	11,056(5)	$24.75	3/14/2029	15,380(15)	$530,610
		84,640(4)	$29.12	3/12/2030			40,404(18)	$1,474,746
							46,360(19)	$1,697,703
Yael Cosset	13,992	—	$38.33	7/15/2025	1,037(9)	$35,777
	14,504	3,626(1)	$37.48	7/13/2026	640(16)	$22,080
	5,305	1,327(7)	$31.25	9/15/2026	2,220(17)	$76,590
	6,366	4,245(8)	$28.83	3/9/2027	14,131(10)	$487,520
	26,109	17,407(2)	$22.92	7/13/2027	18,183(11)	$627,314
	14,749	14,750(2)	$28.05	7/13/2028	6,061(13)	$209,105
	16,583	49,752(3)	$24.75	3/14/2029	27,816(12)	$959,652
	5,528	11,056(5)	$24.75	3/14/2029	15,380(15)	$530,610
		84,640(4)	$29.12	3/12/2030			32,323(18)	$1,179,790
							46,360(19)	$1,697,703
Michael J. Donnelly	50,720	—	$10.98	7/12/2022	5,924(9)	$204,378
	50,720	—	$18.88	7/15/2023	45,768(10)	$1,578,996
	60,000	—	$24.67	7/15/2024	36,364(11)	$1,254,558
	59,929	—	$38.33	7/15/2025	46,360(12)	$1,599,420
	82,822	20,706(1)	$37.48	7/13/2026			64,646(18)	$2,359,580
	99,418	66,280(2)	$22.92	7/13/2027			77,266(19)	$2,829,481
	56,728	56,728(2)	$28.05	7/13/2028
	33,167	99,503(3)	$24.75	3/14/2029
		141,066(4)	$29.12	3/12/2030
(1)	Stock options vest on 7/13/2021.
(2)	Stock options vest in equal amounts on 7/13/2021 and 7/13/2022.
(3)	Stock options vest in equal amounts on 3/14/2021, 3/14/2022, and 3/14/2023.
(4)	Stock options vest in equal amounts on 3/12/2021, 3/12/2022, 3/12/2023, and 3/12/2024.
(5)	Stock options vest in equal amounts on 3/14/2021 and 3/14/2022.
(6)	Stock options vest in equal amounts on 7/15/2021, 7/15/2022, and 7/15/2023.
(7)	Stock options vest on 9/15/2021.

(8)	Stock options vest in equal amounts on 3/9/2021 and 3/9/2022.
(9)	Restricted stock vests on 7/13/2021.
(10)	Restricted stock vests in equal amounts on 7/13/2021 and 7/13/2022.
(11)	Restricted stock vests in equal amounts on 3/14/2021, 3/14/2022, and 3/14/2023.
(12)	Restricted stock vests in equal amounts on 3/12/2021, 3/12/2022, 3/12/2023, and 3/12/2024.
(13)	Restricted stock vests in equal amounts on 3/14/2021 and 3/14/2022.
(14)	Restricted stock vests in equal amounts on 7/15/2021, 7/15/2022, and 7/15/2023.
(15)	Restricted stock vests in equal amounts on 9/17/2021, 9/17/2022, and 9/17/2023.
(16)	Restricted stock vests on 9/15/2021.
(17)	Restricted stock vests in equal amounts on 3/9/2021 and 3/9/2022.
(18)
Performance units granted under the 2019 long-term incentive plan are earned as of the last day of fiscal 2021, to the extent performance conditions are achieved. Because the awards earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect a representative amount based on performance through 2020, including cash payments equal to projected dividend equivalent payments.

(19)
Performance units granted under the 2020 long-term incentive plan are earned as of the last day of fiscal 2022, to the extent performance conditions are achieved. Because the awards earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect a representative amount based on performance through 2020, including cash payments equal to projected dividend equivalent payments.

2020 Option Exercises and Stock Vested
The following table provides information regarding 2020 stock options exercised, restricted stock vested, and common shares issued pursuant to performance units earned under long-term incentive plans.
	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Rodney McMullen	140,000	$3,066,341	235,467	$7,949,907
Gary Millerchip	—	—	47,600	$1,577,974
Stuart Aitken	—	—	67,923	$2,284,876
Yael Cosset	—	—	44,874	$1,482,134
Michael J. Donnelly	70,720	$1,478,024	98,406	$3,275,901
(1)
Stock options have a ten-year life and expire if not exercised within that ten-year period. The value realized on exercise is the difference between the exercise price of the option and the closing price of Kroger’s common shares on the exercise date.

(2)	The Stock Awards columns include vested restricted stock and earned performance units, as follows:
	Vested Restricted Stock		Earned Performance Units
Name	Number of Shares	Value Realized	Number of Shares	Value Realized
W. Rodney McMullen	122,877	$4,016,012	112,590	$3,933,895
Gary Millerchip	39,288	$1,287,553	8,312	$290,421
Stuart Aitken	37,283	$1,214,314	30,640	$1,070,562
Yael Cosset	36,318	$1,183,187	8,556	$298,947
Michael J. Donnelly	60,973	$1,967,992	37,433	$1,307,909
Restricted stock. The table includes the number of shares acquired upon vesting of restricted stock and the value realized on the vesting of restricted stock, based on the closing price of Kroger common shares on the vesting date.
Performance Units. Participants in the 2018-2020 Long-Term Incentive Plan were awarded performance units that were earned based on performance criteria established by the Compensation Committee as described in “2018-2020 Long-Term Incentive Plan – Results” in the CD&A. Actual payouts were based on the level of performance achieved and were paid in common shares. The number of common shares issued, and the value realized based on the closing price of Kroger common shares of $34.94 on March 11, 2021, the date of deemed delivery of the shares, are reflected in the table above.
2020 Pension Benefits
The following table provides information regarding pension benefits for the NEOs as of the last day of fiscal 2020.
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments during Last fiscal year ($)
W. Rodney McMullen	Pension Plan	34	$2,016,147	—
	Excess Plan	34	$22,696,041	—
Gary Millerchip(2)	Pension Plan	—	—	—
	Excess Plan	—	—	—
Stuart Aitken(2)	Pension Plan	—	—	—
	Excess Plan	—	—	—
Yael Cosset(2)	Pension Plan	—	—	—
	Excess Plan	—	—	—
Michael J. Donnelly	Pension Plan	40	$1,349,216	—
	Excess Plan	40	$10,567,419	—
(1)
The discount rate used to determine the present values was 2.70% for The Kroger Consolidated Retirement Benefit Plan Spin Off (the “Pension Plan”) and 2.71% for The Kroger Co. Consolidated Retirement Excess Benefit Plan (the “Excess Plan”), which are the same rates used at the measurement date for financial reporting purposes. Additional assumptions used in calculating the present values are set forth in Note 15 to the consolidated financial statements in Kroger’s 10-K for fiscal year 2020.

(2)	Mr. Millerchip, Mr. Aitken, and Mr. Cosset do not participate in the Pension Plan or the Excess Plan.
Pension Plan and Excess Plan
In 2020, Mr. McMullen and Mr. Donnelly were participants in the Pension Plan, which is a qualified defined benefit pension plan. Mr. McMullen and Mr. Donnelly also participate in the Excess Plan, which is a nonqualified deferred compensation plan as defined in Section 409A of the Code. The purpose of the Excess Plan is to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under the qualified defined benefit pension plans in accordance with the Code.

Although participants generally receive credited service beginning at age 21, certain participants in the Pension Plan and the Excess Plan who commenced employment prior to 1986, including Mr. McMullen, began to accrue credited service after attaining age 25 and one year of service. The Pension Plan and the Excess Plan generally determine accrued benefits using a cash balance formula but retain benefit formulas applicable under prior plans for certain “grandfathered participants” who were employed by Kroger on December 31, 2000. Mr. McMullen and Mr. Donnelly are eligible for these grandfathered benefits.
Grandfathered Participants
Benefits for grandfathered participants are determined using formulas applicable under prior plans, including the Kroger formula covering service to The Kroger Co. and the Dillon formula covering service to Dillon Companies, Inc. As “grandfathered participants,” Mr. McMullen and Mr. Donnelly will receive benefits under the Pension Plan and the Excess Plan, determined as follows:
•
1 1∕2% times years of credited service multiplied by the average of the highest five years of total earnings (base salary and annual cash incentive) during the last ten calendar years of employment, reduced by 1 1∕4% times years of credited service multiplied by the primary social security benefit;

•	normal retirement age is 65;
•	unreduced benefits are payable beginning at age 62; and
•
benefits payable between ages 55 and 62 will be reduced by 1∕3 of 1% for each of the first 24 months and by 1∕2 of 1% for each of the next 60 months by which the commencement of benefits precedes age 62.

In 2018, we announced changes to these company-sponsored pension plans. The Company froze the compensation and service periods used to calculate pension benefits for active employees who participate in the affected pension plans, including the NEO participants, as of December 31, 2019. Beginning January 1, 2020, the affected active employees will no longer accrue additional benefits for future service and eligible compensation received under these plans.
In the event of a termination of employment other than death or disability, Mr. McMullen and Mr. Donnelly currently are eligible for a reduced early retirement benefit, as each has attained age 55. If a “grandfathered participant” becomes disabled while employed by Kroger and after attaining age 55, the participant will receive the full retirement benefit. If a married “grandfathered participant” dies while employed by Kroger, the surviving spouse will receive benefits as though a retirement occurred on such date, based on the greater of: actual benefits payable to the participant if he or she was over age 55, or the benefits that would have been payable to the participant assuming he or she was age 55 on the date of death.
Offsetting Benefits
Mr. Donnelly also participates in the Dillon Companies, Inc. Employees’ Profit Sharing Plan (the “Dillon Profit Sharing Plan”), which is a qualified defined contribution plan under which Dillon Companies, Inc. and its participating subsidiaries may choose to make discretionary contributions each year that are allocated to each participant’s account. Participation in the Dillon Profit Sharing Plan was frozen in 2001 and participants are no longer able to make employee contributions, but certain participants, including Mr. Donnelly, are still eligible for employer contributions. Participants elect from among a number of investment options and the amounts in their accounts are invested and credited with investment earnings in accordance with their elections. Due to offset formulas contained in the Pension Plan, Mr. Donnelly’s accrued benefits under the Dillon Profit Sharing Plan offset a portion of the benefit that would otherwise accrue for him under the Pension Plan for his service with Dillon Companies, Inc. Mr. Donnelly also participates in the Dillon Companies, Inc. Excess Benefit Profit Sharing Plan (“Dillon Excess Profit Sharing Plan”) which provides Company contributions in excess of the qualified plan limits. The Dillon Excess Profit Sharing Plan is offset by Mr. Donnelly’s benefit from the Excess Plan. The offsets are reflected in the Pension Benefits table above.

2020 Nonqualified Deferred Compensation
The following table provides information on nonqualified deferred compensation for the NEOs for 2020. Only Mr. McMullen and Mr. Donnelly participate in a nonqualified deferred compensation plan.
Name	Executive Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Balance at Last FYE(3)
W. Rodney McMullen	$310,646	$776,413	$12,375,840
Gary Millerchip	—	—	—
Stuart Aitken	—	—	—
Yael Cosset	—	—	—
Michael J. Donnelly	—	$41,596	$749,466
(1)
This amount includes the deferral of $110,000 of Mr. McMullen’s salary in fiscal 2020; this amount is included in the “Salary” column of the Summary Compensation Table for 2020. This amount also includes $77,928 of his long term incentive and $122,718 of his annual incentive deferred in fiscal 2020; these amounts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2019.

(2)	The following amounts in the Aggregate Balance column were reported in the Summary Compensation Tables covering fiscal years 2006 – 2019: Mr. McMullen, $3,606,241; and Mr. Donnelly, $245,799.
(3)
These amounts include the aggregate earnings on all accounts for each NEO, including any above-market or preferential earnings. The following amounts earned in 2020 are deemed to be preferential earnings and are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2020: Mr. McMullen, $136,890 and Mr. Donnelly, $7,616.

Executive Deferred Compensation Plan
Mr. McMullen and Mr. Donnelly participate in the Deferred Compensation Plan, which is a nonqualified deferred compensation plan. Participants may elect to defer up to 100% of the amount of their salary that exceeds the sum of the FICA wage base and pre-tax insurance and other Code Section 125 plan deductions, as well as up to 100% of their annual and long-term cash incentive compensation. Kroger does not match any deferral or provide other contributions. Deferral account amounts are credited with interest at the rate representing Kroger’s cost of ten-year debt as determined by Kroger’s CFO and approved by the Compensation Committee prior to the beginning of each deferral year. The interest rate established for deferral amounts for each deferral year will be applied to those deferral amounts for all subsequent years until the deferred compensation is paid out. Amounts deferred in 2020 earn interest at a rate of 4.10%. Participants can elect to receive lump sum distributions or quarterly installments for periods up to ten years. Participants also can elect between lump sum distributions and quarterly installments to be received by designated beneficiaries if the participant dies before distribution of deferred compensation is completed.
Participants may not withdraw amounts from their accounts until they leave Kroger, except that Kroger has discretion to approve an early distribution to a participant upon the occurrence of an unforeseen emergency. Participants who are “specified employees” under Section 409A of the Code, which includes the NEOs, may not receive a post-termination distribution for at least six months following separation. If the employee dies prior to or during the distribution period, the remainder of the account will be distributed to his or her designated beneficiary in lump sum or quarterly installments, according to the participant’s prior election.
Potential Payments upon Termination or Change in Control
Kroger does not have employment agreements that provide for payments to the NEOs in connection with a termination of employment or a change in control of Kroger. However, KEPP, award agreements for stock options, restricted stock and performance units, the long-term cash incentive plans, and the long-term incentive plans under which performance units are granted provide for certain payments and benefits to participants, including the NEOs, in the event of a termination of employment or a change in control of Kroger, as defined in the applicable plan or agreement. Our pension plan and nonqualified deferred compensation plan also provide for certain payments and benefits to participants in the event of a termination of employment, as described above in the 2020 Pension Benefits section and the 2020 Nonqualified Deferred Compensation section, respectively.

The Kroger Co. Employee Protection Plan
KEPP applies to all management employees who are classified as exempt under the federal Fair Labor Standards Act and to certain administrative or technical support personnel who are not covered by a collective bargaining agreement, with at least one year of service, including the NEOs. KEPP provides severance benefits when a participant’s employment is terminated actually or constructively within two years following a change in control of Kroger, as defined in KEPP. The actual amount of the severance benefit is dependent on pay level and years of service. Exempt employees, including the NEOs, are eligible for the following benefits:
•	a lump sum severance payment equal to up to 24 months of the participant’s annual base salary and target annual incentive potential;
•	a lump sum payment equal to the participant’s accrued and unpaid vacation, including banked vacation;
•	continued medical and dental benefits for up to 24 months and continued group term life insurance coverage for up to six months; and
•	up to $10,000 as reimbursement for eligible outplacement expenses.
In the event that any payments or benefits received or to be received by an eligible employee in connection with a change in control or termination of employment (whether pursuant to KEPP or any other plan, arrangement or agreement with Kroger or any person whose actions result in a change in control) would constitute parachute payments within the meaning of Section 280G of the Code and would be subject to the excise tax under Section 4999 of the Code, then such payments and benefits will either be (i) paid in full or (ii) reduced to the minimum extent necessary to ensure that no portion of such payments or benefits will be subject to the excise tax, whichever results in the eligible employee receiving the greatest aggregate amount on an after-tax basis.
Long-Term Incentive Awards
The following table describes the treatment of long-term incentive awards following a termination of employment or change in control of Kroger, as defined in the applicable agreement. In each case, the continued vesting, exercisability or eligibility for the incentive awards will end if the participant provides services to a competitor of Kroger.
Triggering Event	Stock Options	Restricted Stock	Performance Units
Involuntary Termination	Forfeit all unvested options. Previously vested options remain exercisable for the shorter of one year after termination or the remainder of the original 10-year term.	Forfeit all unvested shares	Forfeit all rights to units for which the three-year performance period has not ended
Voluntary Termination/ Retirement - Prior to minimum age and five years of service(1)	Forfeit all unvested options. Previously vested options remain exercisable for the shorter of one year after termination or the remainder of the original 10-year term.	Forfeit all unvested shares	Forfeit all rights to units for which the three-year performance period has not ended
Voluntary Termination/ Retirement - After minimum age and five years of service(1)	Unvested options held greater than one year continue vesting on the original schedule. All options are exercisable for remainder of the original 10-year term.	Unvested shares held greater than one year continue vesting on the original schedule	Pro rata portion(2) of units earned based on performance results over the full three-year period
Death	Unvested options are immediately vested. All options are exercisable for the remainder of the original 10-year term.	Unvested shares immediately vest	Pro rata portion(2) of units earned based on performance results through the end of the fiscal year in which death occurs. Award will be paid following the end of such fiscal year.

Triggering Event	Stock Options	Restricted Stock	Performance Units
Disability	Unvested options are immediately vested. All options are exercisable for remainder of the original 10-year term.	Unvested shares immediately vest	Pro rata portion(2) of units earned based on performance results over the full three-year period
Change in Control(3) - For awards prior to March 2019	Unvested options are immediately vested and exercisable.	Unvested shares immediately vest.	50% of the units granted at the beginning of the performance period earned immediately
Change in Control(4) - For awards in March 2019 and thereafter	Unvested options only vest and become exercisable upon an actual or constructive termination of employment within two years following a change in control.	Unvested shares only vest upon an actual or constructive termination of employment within two years following a change in control.	50% of the units granted at the beginning of the performance period earned upon an actual or constructive termination of employment within two years following a change in control.
(1)	The minimum age requirement is age 62 for stock options and restricted stock and age 55 for performance units and the long-term cash incentive.
(2)	The prorated amount is equal to the number of weeks of active employment during the performance period divided by the total number of weeks in the performance period.
(3)	These benefits are payable upon a change in control of Kroger, as defined in the applicable agreement, with or without a termination of employment.
(4)	These benefits are payable upon an actual or constructive termination of employment within two years after a change in control, as defined in the applicable agreements.

Quantification of Payments upon Termination or Change in Control
The following table provides information regarding certain potential payments that would have been made to the NEOs if the triggering event occurred on the last day of the fiscal year, January 30, 2021, given compensation, age and service levels as of that date and, where applicable, based on the closing market price per Kroger common share on the last trading day of the fiscal year ($34.50 on January 29, 2021). Amounts actually received upon the occurrence of a triggering event will vary based on factors such as the timing during the year of such event, the market price of Kroger common shares, and the officer’s age, length of service and compensation level.
Name	Involuntary Termination	Voluntary Termination/ Retirement	Death	Disability	Change in Control without Termination	Change in Control with Termination
W. Rodney McMullen
Accrued and Banked Vacation	$638,750	$638,750	$638,750	$638,750	$638,750	$638,750
Severance	—	—	—	—	—	$7,710,000
Continued Health and Welfare Benefits(1)	—	—	—	—	—	$34,347
Stock Options(2)	$0	$0	$8,098,700	$8,098,700	$3,781,200	$8,098,700
Restricted Stock(3)	$0	$0	$11,429,850	$11,429,850	$4,404,650	$11,429,850
Performance Units(4)	$0	$5,976,338	$5,976,338	$5,976,338	$0	$6,769,055
Executive Group Life Insurance	—	—	$2,000,000	—	—	—
Gary Millerchip
Accrued and Banked Vacation	$0	$0	$0	$0	$0	$0
Severance	—	—	—	—	—	$2,429,174
Continued Health and Welfare Benefits(1)	—	—	—	—	—	$54,429
Stock Options(2)	$0	$0	$1,824,055	$1,824,055	$299,668	$1,824,055
Restricted Stock(3)	$0	$0	$2,826,551	$2,826,551	$415,208	$2,826,551
Performance Units(4)	$0	$0	$1,276,574	$1,276,574	$0	$1,496,679
Executive Group Life Insurance	—	—	$937,500	—	—	—
Stuart Aitken
Accrued and Banked Vacation	$0	$0	$0	$0	$0	$0
Severance	—	—	—	—	—	$2,990,000
Continued Health and Welfare Benefits(1)	—	—	—	—	—	$54,603
Stock Options(2)	$0	$0	$1,534,536	$1,534,536	$365,024	$1,534,536
Restricted Stock(3)	$0	$0	$3,009,815	$3,009,815	$526,332	$3,009,815
Performance Units(4)	$0	$0	$1,462,432	$1,462,432	$0	$1,670,921
Executive Group Life Insurance	—	—	$1,290,000	—	—	—
Yael Cosset
Accrued and Banked Vacation	$0	$0	$0	$0	$0	$0
Severance	—	—	—	—	—	$2,685,250
Continued Health and Welfare Benefits(1)	—	—	—	—	—	$41,143
Stock Options(2)	$0	$0	$1,373,334	$1,373,334	$325,092	$1,373,334
Restricted Stock(3)	$0	$0	$2,948,646	$2,948,646	$621,966	$2,948,646
Performance Units(4)	$0	$0	$1,276,574	$1,276,574	$0	$1,496,679
Executive Group Life Insurance	—	—	$1,051,500	—	—	—
Michael J. Donnelly
Accrued and Banked Vacation	$163,413	$163,413	$163,413	$163,413	$163,413	$163,413
Severance	—	—	—	—	—	$4,400,016
Continued Health and Welfare Benefits(1)	—	—	—	—	—	$16,280
Stock Options(2)	$0	$2,862,507	$2,862,507	$2,862,507	$1,133,418	$2,862,507
Restricted Stock(3)	$0	$4,637,352	$4,637,352	$4,637,352	$1,783,374	$4,637,352
Performance Units(4)	$0	$2,375,426	$2,375,426	$2,375,426	$0	$2,726,777
Executive Group Life Insurance	—	—	$1,500,000	—	—	—
(1)
Represents the aggregate present value of continued participation in the Company’s medical, dental and executive term life insurance plans, based on the premiums payable by the Company during the eligible period. The eligible period for continued medical and dental benefits is based on the level and length of service, which is 24 months for all NEOs. The eligible period for continued executive term life insurance coverage is six months for the NEOs. The amounts reported may ultimately be lower if the NEO is no longer eligible to receive benefits, which could occur upon obtaining other employment and becoming eligible for substantially equivalent benefits through the new employer.

(2)
Amounts reported in the “Death, “Disability,” and “Change in Control” columns represent the intrinsic value of the accelerated vesting of unvested stock options, calculated as the difference between the exercise price of the stock option and the closing price per Kroger common share on January 29, 2021. A value of $0 is attributed to stock options with an exercise price greater than the market price on the last day of the fiscal year. In accordance with SEC rules, no amount is reported in the “Voluntary Termination/Retirement” column because vesting is not accelerated, but the options may continue to vest on the original schedule if the conditions described above are met.

(3)
Amounts reported in the Death, “Disability,” and “Change in Control” columns represent the aggregate value of the accelerated vesting of unvested restricted stock. In accordance with SEC rules, no amount is reported in the “Voluntary Termination/Retirement” column because vesting is not accelerated, but the restricted stock may continue to vest on the original schedule if the conditions described above are met.

(4)
Amounts reported in the “Voluntary Termination/Retirement,” “Death” and “Disability” columns represent the aggregate value of the performance units granted in 2019 and 2020, based on performance through the last day of fiscal 2020 and prorated for the portion of the performance period completed. Amounts reported in the change in control column represent the aggregate value of 50% of the maximum number of performance units granted in 2019 and 2020. Awards under the 2018 Long-Term Incentive Plan were earned as of the last day of 2020 so each NEO age 55 or over was entitled to receive (regardless of the triggering event) the amount actually earned, which is reported in the Stock Awards column of the 2020 Option Exercises and Stock Vested Table.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our Chairman and CEO, Mr. McMullen, to the annual total compensation of our median employee.
As reported in the Summary Compensation Table, our CEO had annual total compensation for 2020 of $22,373,574. Using this Summary Compensation Table methodology, the annual total compensation of our median employee for 2020 was $24,617. As a result, we estimate that the ratio of our CEO’s annual total compensation to that of our median employee for fiscal 2020 was 909 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Therefore, the estimated pay ratio reported above may not be comparable to the pay ratios reported by other companies and should not be used as a basis for comparison between companies.
As required by SEC rules, we identified a new median employee in 2020 (after using the same median employee for 2017-2019) based on our employee population on the last day of our 12th fiscal period January 2, 2021, which included full-time, part-time, temporary, and seasonal employees who were employed on that date, as there were no changes in our employee population or compensation arrangements that we believe would have significantly affected our pay ratio calculation.
We then determined the median employee’s annual total compensation using the Summary Compensation Table methodology as detailed in Item 402(c)(2)(x) of Regulation S-K and compared it to the annual total compensation of Mr. McMullen as detailed in the “Total” column of the Summary Compensation Table for 2020, to arrive at the pay ratio disclosed above.
Item No. 2 Advisory Vote to Approve Executive Compensation
You are being asked to vote, on an advisory basis, to approve the compensation of our NEOs. The Board of Directors recommends that you vote FOR the approval of compensation of our NEOs.
The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we give our shareholders the right to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed earlier in this proxy statement in accordance with the SEC’s rules.
As discussed earlier in the CD&A, our compensation philosophy is to attract and retain the best management talent and to motivate these associates to achieve our business and financial goals. Our incentive plans are designed to reward the actions that lead to long-term value creation. To achieve our objectives, we seek to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, we are guided by the following principles:
•	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an executive’s level of responsibility;
•	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus;
•	Compensation policies should include an opportunity for, and a requirement of, equity ownership to align the interests of executives and shareholders; and
•	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that directly drive our business strategy.
The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our NEOs as described in this proxy statement. The vote is advisory. This means that the vote is not binding on Kroger. The Compensation Committee of the Board is responsible for establishing executive compensation. In so doing, the Compensation Committee will consider, along with all other relevant factors, the results of this vote.
We ask our shareholders to vote on the following resolution:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.”
The next advisory vote will occur at our 2022 Annual Meeting.
The Board of Directors Recommends a Vote For This Proposal.
Item No. 3 Ratification of the Appointment of Kroger’s Independent Auditor
You are being asked to ratify the appointment of Kroger’s independent auditor, PricewaterhouseCoopers LLC. The Board of Directors recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent public accountants’ qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and the preparation of the Audit Committee Report. The Audit Committee performs this work pursuant to a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2012 and is available on the Company’s website at ir.kroger.com under Investors – Governance – Committee Composition. The Audit Committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under the Audit Committee’s charter. The Audit Committee held 5 meetings during fiscal year 2020.
Selection of Independent Auditor
The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention, and oversight of Kroger’s independent auditor, as required by law and by applicable NYSE rules. On March 10, 2021, the Audit Committee appointed PricewaterhouseCoopers LLP as Kroger’s independent auditor for the fiscal year ending January 29, 2022. PricewaterhouseCoopers LLP or its predecessor firm has been the Company’s independent auditor since 1929.
In determining whether to reappoint the independent auditor, our Audit Committee:
•	Reviews PricewaterhouseCoopers LLP’s independence and performance;
•	Considers the tenure of the independent registered public accounting firm and safeguards around auditor independence;
•	Reviews, in advance, all non-audit services provided by PricewaterhouseCoopers LLP, specifically with regard to the effect on the firm’s independence;

•	Conducts an annual assessment of PricewaterhouseCoopers LLP’s performance, including an internal survey of their service quality by members of management and the Audit Committee;
•	Conducts regular executive sessions with PricewaterhouseCoopers LLP;
•	Conducts regular executive sessions with the Vice President of Internal Audit;
•	Considers PricewaterhouseCoopers LLP’s familiarity with our operations, businesses, accounting policies and practices and internal control over financial reporting;
•	Reviews candidates for the lead engagement partner in conjunction with the mandated rotation of the public accountants’ lead engagement partner;
•	Reviews recent Public Company Accounting Oversight Board reports on PricewaterhouseCoopers LLP and its peer firms; and
•
Obtains and reviews a report from PricewaterhouseCoopers LLP describing all relationships between the independent auditor and Kroger at least annually to assess the independence of the internal auditor.

As a result, the members of the Audit Committee believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of our Company and its shareholders.
While shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor is not required by Kroger’s Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.
A representative of PricewaterhouseCoopers LLP is expected to participate in the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.
Audit and Non-Audit Fees
The following table presents the aggregate fees billed for professional services performed by PricewaterhouseCoopers LLP for the annual audit and quarterly reviews of our consolidated financial statements for fiscal 2020 and 2019, and for audit-related, tax and all other services performed in 2020 and 2019.
	Fiscal Year Ended
	January 30, 2021	February 1, 2020
Audit Fees(1)	$5,294,700	$5,153,885
Audit-Related Fees	$0	$0
All Other Fees(2)	$900	$900
Total	$5,295,600	$5,154,785
(1)
Includes annual audit and quarterly reviews of Kroger’s consolidated financial statements, the issuance of comfort letters to underwriters, consents, and assistance with review of documents filed with the SEC.

(2)	Includes use of accounting research tool.
The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. Pursuant to the Audit Committee audit and non-audit service pre-approval policy, the Committee will annually pre-approve certain defined services that are expected to be provided by the independent auditors. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.
PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Kroger or its subsidiaries.
The Board of Directors Recommends a Vote For This Proposal.

Audit Committee Report
Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.
In performing its functions, the Audit Committee:
•
Met separately with the Company’s internal auditor and PricewaterhouseCoopers LLP with and without management present to discuss the results of the audits, their evaluation and management’s assessment of the effectiveness of Kroger’s internal controls over financial reporting and the overall quality of the Company’s financial reporting;

•	Met separately with the Company’s Chief Financial Officer or the Company’s General Counsel when needed;
•	Met regularly in executive sessions;
•	Reviewed and discussed with management the audited financial statements included in our Annual Report;
•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•
Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Accounting Oversight Board regarding the independent public accountant’s communication with the Audit Committee concerning independence and discussed the matters related to their independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 30, 2021, as filed with the SEC.
This report is submitted by the Audit Committee.
Anne Gates, Chair
Kevin M. Brown
Karen M. Hoguet
Ronald L. Sargent

Item No. 4 Shareholder Proposal – Recyclability of Packaging
We have been notified by two shareholders, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at our executive offices, that it intends to propose the following resolution at the annual meeting:
“WHEREAS: The ocean plastics crisis continues unabated, fatally impacting more than 800 marine species, and causing up to $2.5 trillion in damage annually to marine ecosystems. Toxins adhere to plastics consumed by marine species, which potentially transfer to human diets. There could be more plastic than fish by weight in oceans by 2050.
Recently, Pew Charitable Trusts released a groundbreaking study, Breaking the Plastic Wave, which concluded that if all current industry and government commitments were met, ocean plastic deposition would be reduced by only 7%. Without immediate and sustained new commitments throughout the plastics value chain, annual flow of plastic into oceans could nearly triple by 2040.
The report finds that improved recycling will not be sufficient to stem the plastic tide, and must be coupled with upstream activities like reduction in demand, materials redesign, and substitution. “Brand owners, fast-moving consumer goods companies and retailers should lead the transition by committing to reduce at least one-third of plastic demand through elimination, reuse, and new delivery models,” the report states, adding that reducing plastic production is the most attractive solution from environmental, economic, and social perspectives.
More than 250 companies have committed to take a variety of actions through the Ellen MacArthur Foundation Global Commitment that will reduce plastic pollution. Kroger is notably absent from this historic corporate coordination. The company is one of the worst performing in packaging data transparency – lacking disclosure of key data such as tonnage of overall plastic used and the number of units of plastic packaging put into commerce.
Global Commitment signatory Unilever has taken the most significant corporate action to date, agreeing to cut plastic packaging use overall by 100,000 tons by 2025. Signatory PepsiCo has committed to substitute recycled content for 35% of virgin plastic in its beverage division. Kroger has no new significant commitment to cut plastic use, nor a commitment to build a circular economy through incorporation of recycled content plastic.
The company received a score of D in an As You Sow study ranking corporate leadership on plastic pollution. This ranking demonstrates that Kroger lags in its commitments, specifically on transparent reporting, incorporating recycled content plastic, and making overall cuts in plastic packaging.
BE IT RESOLVED: Shareholders request that the board of directors issue a report by December 2021 on plastic packaging, estimating the amount of plastics released to the environment by our use of plastic packaging, from the manufacture of plastic source materials, through disposal or recycling, and describing any company strategies or goals to reduce the use of plastic packaging to reduce these impacts.
SUPPORTING STATEMENT: Proponents note that the report should be prepared at reasonable cost, omitting confidential information, and include an assessment of the reputational, financial, and operational risks associated with continuing to use substantial amounts of plastic packaging while plastic pollution grows unabated. In the board’s discretion, the report could also evaluate opportunities for dramatically reducing the amount of plastics used in our packaging through redesign or substitution.”
The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:
As Kroger’s 2020 sustainability goals officially conclude, we are focused on the future and how our company can continue to create more positive outcomes for people and the planet. To shape our focus in the next decade, we have set multiple new commitments as well as extended existing commitments to shape our work. In 2020, we launched new 2030 Sustainable Packaging Goals for all Our Brands products, with the objectives of reducing packaging pollution, improving end-of-life management for packaging, and driving demand for recycling through our material choices and customer engagement.
Our 2030 packaging goals can be found here: https://www.thekrogerco.com/wp-content/uploads/2020/06/The-Kroger-Co_Sustainable-Packaging-Goals_2020.pdf.

We will report Kroger’s final progress on our 2020 sustainability goals in our 2021 Environmental, Social & Governance (ESG) report. Key achievements in 2020 are highlighted below:
•
Kroger has achieved more than 15 million pounds of reductions in plastic resin in the packaging used in Kroger’s manufacturing plants, greatly surpassing our goal to reduce plastic by 10 million pounds since 2015. Most recently, we removed more than 20% of the plastic in a portion of our purified drinking water products, equating to more than 2 million pounds of plastic reduced annually.

•
In 2020, we transitioned our Simple Truth chicken breasts from an expanded polystyrene (EPS) tray—a material with few recycling end markets and of concern to many customers—to a polyethylene terephthalate (PET) tray, which is more widely recyclable in curbside collection programs. This and other changes in progress will benefit our packaging recyclability goals.

•
In addition to the plastic film recycling program we offer in the vestibules of our stores, in 2020 Kroger launched a new recycling mail-back program in partnership with TerraCycle. This solution allows customers to mail flexible plastic packaging for popular Simple Truth® items back to TerraCycle for convenient, safe, and effective recycling. To date, more than 4,600 collection points have been activated to mail back plastic packaging like chip bags, snack pouches, and frozen food packaging – all of which can’t be recycled in curbside recycling programs.

•
Kroger’s Zero Hunger | Zero Waste Foundation is a supporter of the Polypropylene Recycling Coalition, spearheaded by The Recycling Partnership to invest in material recovery facilities (MRF) to facilitate improved collection capacity for polypropylene plastics.

•
We added post-consumer recycled (PCR) content to Simple Truth® product packaging, including 25% PCR content in honey bottles and multiple hair care products. We also added 25% post-consumer recycled content to water bottles sold in multiple markets.

•
We added ‘Please Recycle’ to additional product packages in 2020 – for a total of more than 4,800 items currently showing this message. Kroger also joined the How2Recycle program so that we can provide widely recognized recycling instructions for Our Brands products moving forward.

•
As reported in our CDP Forests response in 2020, about 80% of paper products purchased in our plants are certified to the FSC, SFI and/or PEFC standards. Our final No-Deforestation Commitment reflects our goals to achieve this fully across the Our Brands portfolio.

Recognizing that our customers’ interest in sustainable packaging will continue to evolve, in 2019 we became the exclusive U.S. grocery retail partner for Loop, an innovative circular packaging platform that aligns with Kroger’s zero-waste vision by reducing single-use plastics in the environment. We are working with our CPG partners and Our Brands team to pilot this new packaging system in select Kroger-operated stores in 2021.
Kroger was also the first major U.S. grocery retailer to commit to phase out the use of single-use plastic grocery shopping bags across the country by 2025. Recognizing the complexity of finding the right network of alternative solutions for our customers, Kroger was pleased to join the Beyond the Bag Initiative as the Grocery Sector Lead in 2020. In a partnership with other leading retailers convened by Closed Loop Partners, Kroger is supporting the development of alternatives to the single-use plastic grocery bag.
During 2021, we are building on the packaging tracking work we are finalizing for our Kroger Manufactured items to create a packaging baseline for Kroger’s Our Brands portfolio. In parallel, we continue to explore opportunities to reduce unnecessary packaging, to increase recycled content and to improve recyclability in our packaging—all with the goal of reducing plastic pollution from our packaging.
For the foregoing reasons, we urge you to vote AGAINST this proposal.

Shareholder Proposals and Director Nominations – 2022 Annual Meeting
Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholder proposals intended for inclusion in the proxy material relating to Kroger’s annual meeting of shareholders in June 2022 should be addressed to Kroger’s Secretary and must be received at our executive offices not later than January 13, 2022. These proposals must comply with Rule 14a-8 and the SEC’s proxy rules. If a shareholder submits a proposal outside of Rule 14a-8 for the 2022 annual meeting and such proposal is not delivered within the time frame specified in the Regulations, Kroger’s proxy may confer discretionary authority on persons being appointed as proxies on behalf of Kroger to vote on such proposal.
In addition, Kroger’s Regulations contain an advance notice of shareholder business and director nominations requirement, which generally prescribes the procedures that a shareholder of Kroger must follow if the shareholder intends, at an annual meeting, to nominate a person for election to Kroger’s Board of Directors or to propose other business to be considered by shareholders. These procedures include, among other things, that the shareholder give timely notice to Kroger’s Secretary of the nomination or other proposed business, that the notice contain specified information, and that the shareholder comply with certain other requirements. In order to be timely, this notice must be delivered in writing to Kroger’s Secretary, at our principal executive offices, not later than 45 calendar days prior to the date on which our proxy statement for the prior year’s annual meeting of shareholders was mailed to shareholders. If a shareholder’s nomination or proposal is not in compliance with the procedures set forth in the Regulations, we may disregard such nomination or proposal. Accordingly, if a shareholder intends, at the 2022 Annual Meeting, to nominate a person for election to the Board of Directors or to propose other business, the shareholder must deliver a notice of such nomination or proposal to Kroger’s Secretary not later than March 29, 2022 and comply with the requirements of the Regulations.
Eligible shareholders may also submit director nominees for inclusion in our proxy statement for the 2022 annual meeting of shareholders. To be eligible, shareholders must have owned at least three percent of our common shares for at least three years. Up to 20 shareholders will be able to aggregate for this purpose. Nominations must be submitted to our Corporate Secretary at our principal executive offices no earlier than December 14, 2021 and no later than January 13, 2022.
Shareholder proposals, director nominations, including, if applicable pursuant to proxy access, and advance notices must be addressed in writing, and addressed and delivered timely to: Corporate Secretary, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100.

Householding of Proxy Materials
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of the Notice of Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of such materials) unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Householding will not in any way affect dividend check mailings.
If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Notice of Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of such materials), or if you hold in more than one account, and in either case you wish to receive only a single copy for your household or if you prefer to receive separate copies of our documents in the future, please contact your bank or broker, or contact Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202 or via telephone at 513-762-4000.
Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.
The management knows of no other matters that are to be presented at the meeting, but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.
By order of the Board of Directors,
Christine S. Wheatley, Secretary

THE KROGER CO.
1014 VINE STREET
CINCINNATI, OH 45202

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 23, 2021 for shares held directly and by 11:59 P.M. Eastern Time on June 22, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/KR2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 23, 2021 for shares held directly and by 11:59 P.M. Eastern Time on June 22, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D54316-P55548 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE KROGER CO.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Nora A. Aufreiter	☐	☐	☐
1b. Kevin M. Brown	☐	☐	☐
1c. Anne Gates	☐	☐	☐
1d. Karen M. Hoguet	☐	☐	☐
1e. W. Rodney McMullen	☐	☐	☐
1f. Clyde R. Moore	☐	☐	☐
1g. Ronald L. Sargent	☐	☐	☐
1h. J. Amanda Sourry Knox	☐	☐	☐
1i. Mark S. Sutton	☐	☐	☐
1j. Ashok Vemuri	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Approval, on an advisory basis, of Kroger's executive compensation.	☐	☐	☐
3. Ratification of PricewaterhouseCoopers LLP, as auditors.	☐	☐	☐

The Board of Directors recommends that you vote AGAINST proposal 4.	**For**	**Against**	**Abstain**
4. A shareholder proposal, if properly presented, to issue a report assessing the environmental impacts of using unrecyclable packaging for private label brands.	☐	☐	☐

NOTE: Holders of common shares of record at the close of business on April 26, 2021 will be entitled to vote at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com.

D54317-P55548

THE KROGER CO.
2021 Annual Meeting of Shareholders
June 24, 2021 11:00 AM, Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints each of ANNE GATES, W. RODNEY McMULLEN, and RONALD L. SARGENT, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR each nominee listed in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposal 4.

If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The above named proxies cannot vote the shares unless you vote your proxy by Internet or telephone, or sign and return this card.

YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE VIRTUAL MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THE PROXY AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. The Annual Meeting is being held on a virtual - only basis and can be accessed online at www.virtualshareholdermeeting.com/KR2021.

Continued and to be signed on reverse side